Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

LHC GROUP, INC.,

HAMMER MERGER SUB, INC.

and

ALMOST FAMILY, INC.

DATED AS OF NOVEMBER 15, 2017

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 15, 2017 (this “Agreement”), is among LHC Group, Inc., a Delaware corporation (“Hammer”), Hammer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Hammer (“Merger Sub”), and Almost Family, Inc., a Delaware corporation (“Sledge”). Each of Hammer, Merger Sub and Sledge is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

RECITALS

WHEREAS, the Parties wish to effect a “merger of equals” business combination upon and subject to the terms and conditions set forth in this Agreement pursuant to which Merger Sub will be merged with and into Sledge (the “Merger”), with Sledge being the surviving entity in the Merger and becoming a wholly-owned subsidiary of Hammer;

WHEREAS, the Board of Directors of Sledge (the “Sledge Board”) has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to and in the best interests of Sledge and its stockholders, (b) approved, authorized, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directed that this Agreement be submitted for consideration at the Sledge Stockholders Meeting and (d) resolved to recommend the adoption of this Agreement by the Sledge stockholders;

WHEREAS, the Board of Directors of Hammer (the “Hammer Board”) has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to and in the best interests of Hammer and its stockholders, (b) approved, authorized, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directed that the issuance of shares of the Hammer Common Stock in the Merger as contemplated hereby and the Amended and Restated Hammer Charter be submitted for consideration at the Hammer Stockholders Meeting and (d) resolved to recommend the approval of the issuance of the Hammer Common Stock in the Merger as contemplated hereby and the Amended and Restated Hammer Charter by the Hammer stockholders;

WHEREAS, Hammer, in its capacity as the sole stockholder of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub, to authorize, adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Hammer or Sledge, as applicable, than those contained in the Confidentiality Agreement.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Anti-Corruption Laws” means any Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to Hammer, Sledge or their respective subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of payment or transfer of anything of value (including gifts or entertainment), directly or indirectly to any foreign governmental official or other Person to obtain an improper business advantage, including (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder and (ii) any other anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“CIA” means a corporate integrity agreement required by the Office of Inspector General of the United States Department of Health and Human Services or similar agreement or consent agreement or Order of or with any Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercial Off-the-Shelf Software” or “COTS” means any commercially available software title (all versions thereof) (i) where the cumulative annual fee, including maintenance and support paid cumulatively by Sledge and any Sledge Subsidiary or Hammer and any Hammer Subsidiary, as applicable, is less than $1,000,000, (ii) where the cumulative one-time fee (i.e. a perpetual license or fixed term license) paid cumulatively by Sledge and any Sledge Subsidiary or Hammer and any Hammer Subsidiary, as applicable, is less than $1,000,000, or (iii) where the annual maintenance and support fee paid cumulatively by Sledge and any Sledge Subsidiary or Hammer and any Hammer Subsidiary, as applicable, is less than $1,000,000.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of September 8, 2017, between Hammer and Sledge.

“Contract” means any written or oral binding contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement, including all amendments or modifications thereto.

“Covered Personal Information” shall mean the following information that Sledge and any Sledge Subsidiary or Hammer and any Hammer Subsidiary, as applicable, collect, use, or disclose from or about an individual: (i) first and last name; (ii) home or other physical address, including street name and city or town; (iii) email address or other online contact information, such as a user identifier or screen name; (iv) persistent identifier, such as IP address or machine I.D.; (v) telephone number, including home telephone number and mobile telephone number; (vi) physical location; (vii) social security number or any other identification number issued by a Governmental Authority; or (viii) any other information from or about an individual consumer that alone or in combination with other information could be used to identify an individual or otherwise facilitate decisions regarding individuals.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Letters” mean the Sledge Disclosure Letter and the Hammer Disclosure Letter.

“Environmental Law” means any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Joint Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement, the solicitation of stockholder approval, engaging the services of the Exchange Agent, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Fundamental Representations” means the representations and warranties contained in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.2(a) (Authority), Section 4.3 (Approval Required), Section 4.5(a)–(e) (Capital Structure), Section 4.21 (Brokers), Section 4.23 (Takeover Statutes), Section 5.1(a) (Organization and Qualification; Subsidiaries), Section 5.2(a) (Authority), Section 5.3 (Approval Required), Section 5.5(a)–(e) (Capital Structure), Section 5.21 (Brokers) and Section 5.23 (Takeover Statutes).

“GAAP” means the United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

“Government Reimbursement Program” means the Medicare or Medicaid Program, the federal TRICARE program, and any other, similar or successor federal, state or local healthcare payment programs with or sponsored by any Governmental Authority.

“Hammer Bylaws” means the Bylaws of Hammer as amended and in effect on the date hereof.

“Hammer Charter” means the Certificate of Incorporation of Hammer, as amended and in effect on the date hereof.

“Hammer Equity Incentive Plans” means those plans pursuant to which Hammer has granted equity-based incentive awards to officers, directors and other key employees, as set forth in Section 4.5(a) of the Hammer Disclosure Letter.

“Hammer Governing Documents” means the Hammer Bylaws and the Hammer Charter.

“Hammer Insurance Policies” means all insurance policies (including policies providing casualty, liability, and workers compensation coverage) and fidelity bonds or other insurance Contracts providing insurance coverage for Hammer and the Hammer Subsidiaries.

“Hammer Material Adverse Effect” means any event, circumstance, change, effect, development or occurrence that, individually or in the aggregate, (i) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Hammer and the Hammer Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of Hammer or Merger Sub to consummate the Merger by the Outside Date; provided, that, for purposes of the foregoing clause (i), “Hammer Material Adverse Effect” shall not include any event, circumstance, change, effect, development or occurrence to the extent arising out of or resulting from (A) any failure of Hammer to meet any internal or analysts’ expectations, projections or forecasts or any estimates of earnings, revenue or other metrics for any period (provided, that the underlying cause of any such failure shall not, in and of itself, be excluded by this clause (A)), (B) any changes that generally affect the industries in which Hammer and the Hammer Subsidiaries conduct their business, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or national or international calamity or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Merger or the other transactions contemplated by this Agreement (provided, that this clause (F) does not apply in the context of the representations and warranties set forth in Section 4.4), (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of Sledge, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes or proposed changes in Law or GAAP (or the interpretation thereof), (J) any Action made or initiated by any Hammer stockholder, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or (K) any changes in Hammer’s stock price or the trading volume of Hammer’s stock or any change in the credit rating of Hammer (provided, that the underlying cause of any such change shall not, in and of itself, be excluded by this clause (K)), which in the case of each of clauses (B), (C), (D), (E) and (I) do not disproportionately affect Hammer and the Hammer Subsidiaries, taken as a whole, relative to others in the industries in which Hammer and the Hammer Subsidiaries conduct their business, and in the case of clause (H), do not disproportionately affect Hammer and the Hammer Subsidiaries, taken as a whole, relative to others in the industries in which Hammer and the Hammer Subsidiaries conduct their business in the geographic regions in which Hammer and the Hammer Subsidiaries operate.

“Hammer Owned Real Property” means all real property owned by Hammer or any other Hammer Subsidiary, as set forth in Section 4.17(a) of the Hammer Disclosure Letter.

“Hammer SEC Documents” means all publicly available forms, documents, statements, schedules and reports filed or furnished by Hammer with the SEC since January 1, 2016 and prior to the date of this Agreement.

“Hammer Stockholders Meeting” means the meeting of the holders of shares of Hammer Common Stock for the purpose of seeking the Hammer Stockholder Approval, including any postponement or adjournment thereof.

“Hammer Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by Hammer, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Hammer or of which Hammer or any subsidiary of Hammer (which is a subsidiary of Hammer within the meaning of either clause (a) or (b) of this definition) is a general partner, manager, managing member or the equivalent.

“Hazardous Substances” means: (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos and radon.

“Healthcare Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a et seq.); HIPAA; any similar state and local Laws that address the subject matter of the foregoing; any state Law or precedent relating to the corporate practice of the learned or licensed healthcare professions; any state Law concerning the splitting of healthcare professional fees or kickbacks; any state Law concerning healthcare professional self-referrals; kickbacks or false claims; any state healthcare professional licensure Laws, qualifications or requirements for the practice of medicine or other learned healthcare profession; any applicable state requirements for business corporations or professional corporations or associations that provide medical services or practice medicine or related learned healthcare profession; workers compensation; any applicable state and federal controlled substance and drug diversion Laws, including, the Federal Controlled Substances Act (21 U.S.C. § 801, et seq.) and the regulations promulgated thereunder; and all applicable implementing regulations, rules, ordinances and Orders related to any of the foregoing.

“HIPAA” means the Administrative Simplification provisions of title II, subtitle F, of the Health Insurance Portability and Accountability Act of 1996 (Public Law 104-191) and all regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164, Subparts A and E), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160 and 164, Subparts A and C), the Enforcement Rule (45 C.F.R. Part 160, Subparts C-E), and the Breach Notification Rule (45 C.F.R. Part 164, Subpart D), as amended by the HITECH Act, the final HIPAA/HITECH Omnibus Rules published by the U.S. Department of Health and Human Services on January 25, 2013, and as otherwise may be amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign intellectual property rights, including all (i) patents, patent applications, invention disclosures, and all related provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, uniform resource locators and other names and locators associated with the Internet, and all registrations, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Joint Proxy Statement” means the proxy statements in preliminary and definitive form relating to the Hammer Stockholders Meeting and the Sledge Stockholders Meeting, together with any amendments or supplements thereto.

“Knowledge” means (i) with respect to Hammer, the actual knowledge, after reasonable inquiry, of the persons named in Section 1.1 of the Hammer Disclosure Letter and (ii) with respect to Sledge, the actual knowledge, after reasonable inquiry, of the persons named in Section 1.1 of the Sledge Disclosure Letter.

“Law” means any and all domestic (federal, state, municipal or local) or foreign laws, ordinances, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Material Contract” means any Hammer Material Contract or any Sledge Material Contract, as applicable.

“Medicare” or “Medicare Program” means the healthcare program established under Title XVIII of the Social Security Act, which provides health insurance for individuals 65 and over, individuals with end stage renal disease and certain disabled individuals.

“Merger Sub Governing Documents” means the certificate of incorporation and bylaws of Merger Sub, as in effect on the date hereof.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Liens that are landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business; (iii) with respect to any real property, Liens that are zoning regulations, entitlements or other land use or environmental regulations by any Governmental Authority; (iv) with respect to Hammer, Liens that are disclosed on Section 1.1 of the Hammer Disclosure Letter, and with respect Sledge, Liens that are disclosed on Section 1.1 of the Sledge Disclosure Letter; (v) with respect to Hammer, Liens that are disclosed on the consolidated balance sheet of Hammer dated December 31, 2016, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to Sledge, Liens that are disclosed on the consolidated balance sheet of Sledge dated December 31, 2016, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to Hammer or Sledge, arising pursuant to any Material Contracts of such Party; (vii) with respect to any real property of Hammer or Sledge, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof or other imperfections of title that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate; (viii) with respect to any tangible personal property leased by either Hammer or Sledge, any Liens on such leased tangible personal property in favor of the lessor; or (ix) with respect to Hammer or Sledge, Liens that were incurred in the ordinary course of business since December 31, 2016 and that do not materially interfere with the value, use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Privacy Laws” means (i) all applicable international, federal, state, provincial and local Laws, directives and governmental requirements relating in any way to the privacy, confidentiality or security of Covered Personal Information, (ii) all applicable industry standards concerning privacy, data protection, confidentiality or information security, including the Payment Card Industry Data Security Standard, and any other similar standards, and (iii) applicable provisions of Sledge’s or Hammer’s, as applicable, privacy policies, statements or notices.

“Privacy Obligations” means all applicable Privacy Laws, contractual obligations and privacy policies relating to the privacy of the customers and employees of Hammer and the Hammer Subsidiaries or Sledge and the Sledge Subsidiaries, as applicable, and web sites or to the collection, storage, and transfer of any Covered Personal Information collected by or on behalf of Hammer and the Hammer Subsidiaries or Sledge and the Sledge Subsidiaries, as applicable.

“Processing” means any operation or set of operations which is performed upon Covered Personal Information, whether or not by automatic means, such as credit reporting, background checks, collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure or dissemination and such other activities relating to Covered Personal Information regulated by Privacy Laws.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“Sanctioned Person” means any Person (i) named on the “Specially Designated Nationals and Blocked Persons List” administered by the United States Department of Treasury, Office of Foreign Assets Control

(“OFAC”), (ii) identified as a blocked person solely pursuant to Executive Order 13599, or otherwise named on the “Consolidated Sanctions List” published by OFAC at its official website, https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/consolidated.aspx, or at any replacement website or other official publication of such lists, (iii) identified on the United States Department of Commerce, Bureau of Industry and Security’s “Denied Persons List,” “Entity List” or “Unverified List”, (iv) located, organized or resident in a country or territory that is the subject of sanctions or an embargo restricting substantially all trade with the country or territory (currently including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine), or (v) affiliated with, owned or controlled by, or acting on behalf of, any party described in clauses (i) through (iv) above.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof) or any successor agency.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means (i) any circumstance pursuant to which Law, including any Privacy Law, requires notification to be given to affected parties or other related activity in response to such circumstance and (ii) any circumstance that compromises, or would reasonably be expected to compromise, the physical security of any facility, Third Party Service Provider, data center or IT systems of Sledge or Hammer, as applicable, in a fashion that either does or could reasonably be expected to permit unauthorized Processing of any Covered Personal Information or access to any other confidential information.

“Sledge Bylaws” means the Amended and Restated Bylaws of Sledge as amended and in effect on the date hereof.

“Sledge Charter” means the Certificate of Incorporation of Sledge as amended and in effect on the date hereof.

“Sledge Equity Incentive Plans” means those plans pursuant to which Sledge has granted equity-based incentive awards to officers, directors and other key employees, as set forth in Section 5.5(a) of the Sledge Disclosure Letter.

“Sledge Governing Documents” means the Sledge Bylaws and the Sledge Charter.

“Sledge Insurance Policies” means all insurance policies (including policies providing casualty, liability, and workers compensation coverage) and fidelity bonds or other insurance Contracts providing insurance coverage for Sledge and the Sledge Subsidiaries.

“Sledge Material Adverse Effect” means any event, circumstance, change, effect, development or occurrence that individually or in the aggregate (i) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Sledge and the Sledge Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of Sledge to consummate the Merger by the Outside Date; provided, that, for purposes of the foregoing clause (i), “Sledge Material Adverse Effect” shall not include any event, circumstance, change, effect, development or occurrence to the extent arising out of or resulting from (A) any failure of Sledge to meet any internal or analysts’ expectations, projections or forecasts or any estimates of earnings, revenue or other metrics for any period (provided, that the underlying cause of any such failure shall not, in and of itself, be excluded by this clause (A)), (B) any changes that generally affect the industries in which Sledge and the Sledge Subsidiaries conduct their business, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or national or international calamity or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement or the pendency of the Merger or the other transactions contemplated by this Agreement (provided, that this clause (F) does not apply in the context of the representations and warranties set forth in Section 5.4), (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of Hammer, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes or proposed changes in Law or GAAP (or the interpretation thereof), (J) any Action made or initiated by any Sledge stockholder, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or (K) any changes in Sledge’s stock price or the trading volume of Sledge’s stock or any change in the credit rating of Sledge (provided, that the underlying cause of any such change shall not, in and of itself, be excluded by this clause (K)), and which in the case of each of clauses (B), (C), (D), (E) and (I) do not disproportionately affect Sledge and the Sledge Subsidiaries, taken as a whole, relative to others in the industries in which Sledge and the Sledge Subsidiaries conduct their business, and in the case of clause (H), do not disproportionately affect Sledge and the Sledge Subsidiaries, taken as a whole, relative to others in the industries in which Sledge and the Sledge Subsidiaries conduct their business in the geographic regions in which Sledge and the Sledge Subsidiaries operate.

“Sledge Owned Real Property” means all real property owned by Sledge or any other Sledge Subsidiary, as set forth in Section 5.17(a) of the Sledge Disclosure Letter.

“Sledge SEC Documents” means all publicly available forms, documents, statements, schedules and reports filed or furnished by Sledge with the SEC since January 1, 2016 and prior to the date of this Agreement.

“Sledge Stockholder Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of Sledge Common Stock entitled to vote at the Sledge Stockholders Meeting to adopt this Agreement.

“Sledge Stockholders Meeting” means the meeting of the holders of shares of Sledge Common Stock for the purpose of seeking the Sledge Stockholder Approval, including any postponement or adjournment thereof.

“Sledge Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by Sledge, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Sledge or of which Sledge or any subsidiary of Sledge (which is a subsidiary of Sledge within the meaning of either clause (a) or (b) of this definition) is a general partner, manager, managing member or the equivalent.

“Tax” or “Taxes” means any tax, charge, fee, levy, impost, duty or other assessment, including income, gross receipts, margin, net margin, transfer, premium, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, abandoned property, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, social security (or similar), single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever imposed or required to be withheld by any Governmental Authority, including any interest, penalties and additions imposed thereon or with respect thereto, and including liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law) as a transferee or successor, by contract, or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means the Hammer Termination Fee or the Sledge Termination Fee, as applicable.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Hammer, Sledge or any of their respective Affiliates.

“Third Party Payor Programs” means all healthcare plans or healthcare reimbursement programs in which a Third Party other than the patient is responsible for payment in which Hammer or Sledge, as applicable, participates with regard to a home care, long term acute care, hospice or other health care service owned, operated or managed by Hammer or Sledge, as applicable, or any of the Hammer Subsidiaries or Sledge Subsidiaries, as applicable, including Government Reimbursement Programs, TRICARE program, managed care plans, private health insurance plans and health plans established pursuant to ERISA.

“Third Party Service Provider” means, with respect to either Sledge or Hammer, a third party that provides data or IT-related services to Sledge or any Sledge Subsidiary, in the case of Sledge, or Hammer or any Hammer Subsidiary, in the case of Hammer.

“TRICARE” means the health insurance program administered by the Department of Defense for members of the military and military retirees, and their families.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

“Wholly Owned Hammer Subsidiary” means any wholly owned subsidiary of Hammer.

“Wholly Owned Sledge Subsidiary” means any wholly owned subsidiary of Sledge.

(b) The following terms have the respective meanings set forth on the pages set forth below opposite such term:

Defined Term	Page
Acquisition Proposal	65
Adverse Recommendation Change	63
Agreement	1
Amended and Restated Hammer Charter	13
Antitrust Laws	66
Certificate	14
Certificate of Merger	12
Charter Restrictions	70
Closing	12
Closing Date	12
DE SOS	12
Effective Time	13
Exchange Agent	15
Exchange Fund	16
Exchange Ratio	14
Form S-4	59
Hammer	1
Hammer Benefit Plans	28
Hammer Board	1
Hammer Board Recommendation	19

Defined Term	Page
Hammer Common Stock	14
Hammer Designees	13
Hammer Disclosure Letter	18
Hammer Employees	29
Hammer Equity Awards	21
Hammer Leased Real Property	32
Hammer Material Contract	34
Hammer Material Intellectual Property	30
Hammer Nonvested Share Awards	21
Hammer Permits	24
Hammer Preferred Stock	20
Hammer Qualified Benefit Plan	28
Hammer Real Property	32
Hammer Real Property Leases	32
Hammer Released Parties	76
Hammer Stock Options	21
Hammer Stockholder Approval	20
Hammer Tax Opinion	74
Hammer Terminating Breach	75
Hammer Termination Fee	76

Defined Term	Page
Hammer Voting Debt	21
Historic Hammer SEC Documents	22
Historic Sledge SEC Documents	39
Indemnified Parties	69
Interim Period	53
Letter of Transmittal	16
Merger	1
Merger Consideration	14
Merger Sub	1
New Plans	72
Notice Period	64
OFAC	8
Outside Date	74
Party(ies)	1
pdf	79
Referenced Entity	3
Remedial Action	67
Sarbanes-Oxley Act	22
Sledge	1
Sledge Benefit Plans	45
Sledge Board	1
Sledge Board Recommendation	37
Sledge Common Stock	14
Sledge Designees	13

Defined Term	Page
Sledge Disclosure Letter	36
Sledge Employees	47
Sledge Equity Awards	38
Sledge Insurance Policies	52
Sledge Leased Real Property	49
Sledge Material Contract	51
Sledge Material Intellectual Property	48
Sledge Performance Share Awards	38
Sledge Permits	41
Sledge Preferred Stock	38
Sledge Qualified Benefit Plan	46
Sledge Real Property Leases	49
Sledge Released Parties	77
Sledge Restricted Share Awards	38
Sledge Stock Options	38
Sledge Tax Opinion	73
Sledge Terminating Breach	75
Sledge Termination Fee	77
Sledge Voting Debt	39
Superior Proposal	65
Surviving Entity	12
Takeover Statutes	35
Transfer Taxes	70

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d) “or” shall be construed in the inclusive sense of “and/or”;

(e) the phrase “furnished” or “made available” in this Agreement shall include (i) physical delivery, (ii) making physical documents available for inspection at a Party’s offices, and (iii) posting in the applicable Party’s virtual data room, in each case, at least three (3) Business Days prior to the date hereof;

(f) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(g) all references herein to “$” or dollars shall refer to United States dollars;

(h) except as otherwise specifically provided herein, no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(i) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(j) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase;

(k) references to a Person are also to its successors and permitted assigns;

(l) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(m) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(n) except as otherwise specifically provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is not a Business Day, the period in question shall end on the next Business Day; and

(o) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGER

Section 2.1 The Merger.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Sledge, whereupon the separate existence of Merger Sub will cease, with Sledge surviving the Merger (the “Surviving Entity”), such that following the Merger, the Surviving Entity will become a wholly owned subsidiary of Hammer.

(b) The Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement. From and after the Effective Time, the Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Sledge and Merger Sub, all as provided under the DGCL and this Agreement.

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the Merger will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time on the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) at such other place or date as may be agreed in writing by the Parties (the “Closing Date”).

Section 2.3 Effective Time. On the Closing Date, Sledge and Merger Sub shall cause a certificate of merger with respect to the Merger to be duly executed and filed with the Delaware Secretary of State (the “DE SOS”) in accordance with the DGCL (the “Certificate of Merger”), and make any other filings, recordings or publications required to be made by Sledge, Merger Sub or the Surviving Entity under the DGCL in connection with the Merger. The Merger shall become effective at the time set forth in the Certificate of Merger (such date and time, the “Effective Time”), it being understood and agreed that the Parties shall cause the Effective Time to occur on the Closing Date.

Section 2.4 Organizational Documents.

(a) Surviving Entity Organizational Documents. At the Effective Time, the certificate of incorporation of the Surviving Entity shall be the certification of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law. The bylaws of the Surviving Entity shall be the bylaws of Merger Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

(b) Hammer Certificate of Incorporation. Subject to the receipt of the Hammer Stockholder Approval, at the Effective Time, the certificate of incorporation of Hammer (as in effect immediately prior to the Effective Time) shall be amended and restated in its entirety as set forth on Exhibit A (the “Amended and Restated Hammer Charter”), until thereafter changed or amended as provided therein or by applicable Law.

Section 2.5 Officers and Directors of the Surviving Entity. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the officers and directors of the Surviving Entity shall be the officers and directors set forth on Section 2.5 of the Hammer Disclosure Letter (or if any of such individuals is unwilling or unable to serve as a director or officer of the Surviving Entity, a replacement designated by Hammer).

Section 2.6 Hammer Directors and Officers.

(a) Effective at the Effective Time, unless otherwise agreed by Sledge and Hammer in writing, Hammer shall take all action necessary (i) to fix the size of the Hammer Board at ten members, (ii) to cause six individuals to be designated by Hammer prior to the consummation of the Merger (such six directors, the “Hammer Designees”) to remain as directors of Hammer or to appoint them as directors of Hammer, as the case may be, (iii) to appoint as directors of Hammer four individuals to be designated by Sledge prior to the consummation of the Merger (such four directors, the “Sledge Designees”), with two of the Hammer Designees being appointed to each class of the Hammer Board and with two of the Sledge Designees being appointed to the class of the Hammer Board consisting of four directors and the other two Sledge Designees being appointed to the other two classes of the Hammer Board, in each case as so designated by Hammer and Sledge prior to the consummation of the Merger. The class of the Hammer Board consisting of four directors shall be the last class up for re-election following the Effective Time. All director designees other than the current chief executive officer and chairman of Hammer shall qualify as an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2). Effective at the Effective Time, unless otherwise agreed by Sledge and Hammer in writing, Hammer shall take all necessary action to cause (i) Keith G. Myers to remain as chairman of the Hammer Board, (ii) the lead director of the Hammer Board immediately prior to the Effective Time to remain as the lead director of the Hammer Board, and (iii) the Hammer Designees and the Sledge Designees to be appointed to or to remain as directors of the Hammer Board, as the case may be.

(b) The Hammer Board shall take all actions necessary to appoint (i) Steve Guenthner to the newly created executive officer position of Hammer of Chief Strategy Officer and President of Sledge, effective as of the Effective Time, pursuant to that certain Employment Agreement, dated as of the date hereof, by and between Mr. Guenthner and Hammer and until the earlier of his death, resignation or removal or the time at which his successor is duly elected or appointed and qualified in accordance with applicable Law and the Hammer Governing Documents and (ii) William B. Yarmuth to serve in a consulting capacity as Special Advisor to Hammer, effective as of the Effective Time, pursuant to that certain Consulting Agreement, dated as of the date hereof, by and between Mr. Yarmuth and Hammer (provided, in each case, such appointments and agreements shall be conditioned upon and effective upon the occurrence of the Effective Time). Hammer shall take all necessary action to cause Keith G. Myers to remain as Chief Executive Officer (in addition to Mr. Myers remaining as Chairman of the Hammer Board pursuant to Section 2.6(a)) of Hammer, Donald D. Stelly to remain as President and Chief Operating Officer of Hammer and Joshua L. Proffitt to remain as Executive Vice President, Chief Financial Officer and Treasurer of Hammer, in each case to serve from and after the Effective Time until the earlier of their respective death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the Hammer Governing Documents.

Section 2.7 Headquarters. The corporate headquarters and related corporate functions for Hammer and the Hammer Subsidiaries (including the Surviving Entity) will be located in Lafayette, Louisiana.

Section 2.8 Tax Treatment. The Parties hereby confirm, covenant and agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section  2.8, and no Party shall take a position inconsistent with such treatment.

ARTICLE 3

EFFECTS OF THE MERGER

Section 3.1 Effects of the Merger.

(a) The Merger. At the Effective Time and by virtue of the Merger and without any further action on the part of Hammer, Sledge or Merger Sub or the holders of any shares of Sledge common stock, par value $0.10 per share (the “Sledge Common Stock”):

(i) Each share of Sledge Common Stock, if any, then held by Sledge or any Wholly Owned Sledge Subsidiary or held in Sledge’s treasury shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger;

(ii) Each share of Sledge Common Stock, if any, then held by Hammer or any Wholly Owned Hammer Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger;

(iii) Except as provided in Section 3.1(a)(i) and Section 3.1(a)(ii) and subject to Sections 3.1(b) and 3.1(d), each share of Sledge Common Stock issued and outstanding immediately prior to the Effective Time will be automatically cancelled and retired and converted into the right to receive that number of validly issued, fully paid and nonassessable shares of common stock, $0.01 par value per share, of Hammer (“Hammer Common Stock”) equal to the Exchange Ratio. For purposes of this Agreement, “Exchange Ratio” means 0.9150. As of the Effective Time, each holder of a certificate (“Certificate”) or Book-Entry Share that immediately prior to the Effective Time represented shares of Sledge Common Stock shall cease to have any rights with respect thereto other than the right to receive (A) shares of Hammer Common Stock to be issued in consideration therefore upon the surrender of such Certificate or Book-Entry Share and (B) any cash, without interest, to be paid in lieu of any fractional share interests of Hammer Common Stock in accordance with Section 3.1(d) (the “Merger Consideration”);

(iv) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Entity; and

(v) At the Effective Time, each share of Hammer Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding. Immediately following the Effective Time, shares of Hammer Common Stock owned by Surviving Entity or any wholly-owned Subsidiary of the Surviving Entity shall be surrendered to Hammer without payment therefor.

(b) Adjustment of the Exchange Ratio. Between the date of this Agreement and the Effective Time, if any of Sledge or Hammer should split, combine or otherwise reclassify either the Sledge Common Stock or the Hammer Common Stock or makes a dividend or other distribution in shares of the Sledge Common Stock or the Hammer Common Stock (including any dividend or other distribution of securities convertible into Sledge Common Stock or Hammer Common Stock), or engages in a reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such split, combination, reclassification, dividend, distribution, reorganization, exchange or change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(c) Transfer Books. From and after the Effective Time, the share transfer books of Sledge shall be closed, and thereafter there shall be no further registration of transfers of Sledge Common Stock. From and after the Effective Time, Persons who held Sledge Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law. On or after the Effective Time, any Certificates or Book-Entry Shares of Sledge Common Stock presented to the Exchange Agent, Hammer or the Surviving Entity shall be exchanged for the Merger Consideration with respect to Sledge Common Stock formerly represented thereby.

(d) No Fractional Shares. No certificates representing fractional shares of Hammer Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares of Sledge Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Hammer. Notwithstanding any other provision of this Agreement, each holder of shares of Sledge Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Hammer Common Stock (after taking into account all Certificates and Book-Entry Shares of Sledge Common Stock delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying (i) the per share Nasdaq Official Closing Price of the Hammer Common Stock (as reported on www.nasdaq.com) on the date immediately preceding the date on which the Effective Time shall occur (or, if the Hammer Common Stock did not trade on the NASDAQ on such prior date, the last day of trading in Hammer Common Stock on the NASDAQ prior to the Effective Time) by (ii) the fraction of a share of Hammer Common Stock to which such holder would otherwise be entitled.

Section 3.2 Exchange Procedures; Exchange Agent; Distributions with Respect to Unexchanged Shares.

(a) As soon as practicable prior to the Effective Time (but in no event later than three (3) Business Days prior to the mailing date of the Joint Proxy Statement), Hammer will designate a nationally recognized bank, trust company or stockholder services company reasonably acceptable to Sledge to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration, as provided in Section 3.1(a)(iii) and Section 3.1(d). Prior to the Effective Time, Hammer will enter into an exchange agent agreement with the Exchange Agent, in a form reasonably acceptable to Sledge, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.2.

(b) Prior to the Effective Time, Hammer shall deposit with the Exchange Agent for the sole benefit of the holders of shares of Sledge Common Stock, Book-Entry Shares representing shares of Hammer Common

Stock to be issued pursuant to Section 3.1(a)(iii) in exchange for the shares of Sledge Common Stock. After the Effective Time on the appropriate payment date, if applicable, Hammer shall provide or shall cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Hammer Common Stock pursuant to Section 3.2(e). Hammer shall deposit with the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.1(d). Such shares of Hammer Common Stock, together with any cash in lieu of fractional shares pursuant to Section 3.1(d) and dividends or distributions with respect thereto pursuant to Section 3.2(e), are referred to herein as the “Exchange Fund”. Hammer shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of, the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(c) As soon as reasonably practicable after the Effective Time (but in no event later than two (2) Business Days thereafter), Hammer shall cause the Exchange Agent to mail to each holder of record of a Certificate representing shares of Sledge Common Stock (i) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by Hammer and reasonably acceptable to Sledge (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates, shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Sledge Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

(d) Upon surrender of a Certificate representing shares of Sledge Common Stock to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate representing shares of Sledge Common Stock shall be entitled to receive in exchange therefor (i) the number of whole shares of Hammer Common Stock into which the Sledge Common Stock represented by the surrendered Certificate shall have been converted at the Effective Time, (ii) cash in lieu of any fractional share interest of Hammer Common Stock in accordance with Section 3.1(d) and (iii) certain dividends and distributions in accordance with Section 3.2(e), if any, after the Exchange Agent’s receipt of such Certificate, and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered as contemplated by this Section 3.2, each Certificate representing shares of Sledge Common Stock shall be deemed, at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article 3. As soon as reasonably practicable after the Effective Time (but in no event later than two (2) Business Days thereafter), the Exchange Agent shall issue and deliver to each holder of Book-Entry Shares that immediately prior to the Effective Time represented shares of Sledge Common Stock (i) the number of whole shares of Hammer Common Stock represented by Book-Entry Shares into which the Sledge Common Stock represented by the Book-Entry Share shall have been converted at the Effective Time, (ii) cash in lieu of any fractional share interest of Hammer Common Stock in accordance with Section 3.1(d) and (iii) certain dividends and distributions in accordance with Section 3.2(e), without such holder being required to deliver a Certificate or any letter of transmittal, “agent’s message” or other documents to the Exchange Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares.

(e) No dividends or other distributions declared or made prior to or after the Effective Time with respect to Hammer Common Stock with a record date after the Effective Time shall be paid to any holder entitled by reason of the Merger to receive shares of Hammer Common Stock until, and no cash payment in lieu of a fractional share interest of Hammer Common Stock shall be paid to any such holder pursuant to Section 3.1(d) until, such holder shall have surrendered its Certificates of Sledge Common Stock or exchanged such holder’s Book-Entry Shares pursuant to this Section 3.2. Subject to applicable Law, following surrender of any such Certificate or exchange of Book-Entry Shares of Sledge Common Stock, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Hammer Common Stock represented by the Certificate or Book-Entry Shares of Sledge Common Stock surrendered or exchanged by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Hammer Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

(f) In the event of a transfer of ownership of shares of Sledge Common Stock that is not registered in the transfer records of Sledge, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or exchanged in accordance with the procedures set forth in this Section 3.2 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share exchanged, or shall have established to the reasonable satisfaction of Hammer that such Tax either has been paid or is not applicable.

(g) Any portion of the Exchange Fund that remains undistributed to the holders of Sledge Common Stock for twelve (12) months after the Effective Time shall be delivered to Hammer upon demand, and any former holders of Sledge Common Stock prior to the Merger who have not theretofore complied with this Article 3 shall thereafter look only to Hammer for payment of their claims with respect thereto.

(h) None of Sledge, Hammer, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of the Merger Consideration if the Exchange Fund (or the appropriate portion thereof) has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of Sledge Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Hammer free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.3 Sledge Stock-Based Awards.

(a) Sledge Stock Options. Each Sledge Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the same terms and conditions (including applicable vesting requirements) applicable to such Sledge Stock Option in effect immediately prior to the Effective Time, (A) that number of shares of Hammer Common Stock, rounded down to the nearest whole share, equal to the product determined by multiplying (I) the total number of shares of Sledge Common Stock subject to such Sledge Stock Option immediately prior to the Effective Time by (II) the Exchange Ratio, and (B) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (I) the exercise price per share of Sledge Common Stock at which such Sledge Stock Option was exercisable immediately prior to the Effective Time by (II) the Exchange Ratio.

(b) Sledge Restricted Share Awards and Sledge Performance Share Awards. Each unvested Sledge Restricted Share Awards and Sledge Performance Share Award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Hammer restricted stock award on the same terms and conditions (including applicable vesting requirements) applicable to such Sledge Restricted Share Awards and Sledge Performance Share Award (provided that, with respect to any Sledge Performance Share Award, the performance-vesting component shall be deemed to have been satisfied in full at the maximum level of performance) under the applicable grant documents in effect immediately prior to the Effective Time, with respect to a number of shares of Hammer Common Stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Sledge Common Stock subject to such Sledge Restricted Share Awards or Sledge Performance Share Award immediately prior to the Effective Time by the Exchange Ratio.

(c) Actions. The Sledge Board or a committee thereof shall pass resolutions to effect the transactions contemplated by this Section 3.3. Hammer shall take all such actions as are necessary or desirable with respect thereto, including filing a Form S-8 covering the converted awards described in this Section 3.3.

Section 3.4 Withholding Rights. Each of Sledge, Hammer, the Surviving Entity or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of Sledge Common Stock, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of applicable Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Hammer or the Exchange Agent, the making or posting by such Person of an indemnity or bond, as Hammer or the Exchange Agent may reasonably require, in such reasonable amount as Hammer or the Exchange Agent may direct, against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

Section 3.6 Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF HAMMER AND MERGER SUB

Except (a) as set forth in the disclosure letter prepared by Hammer and delivered by Hammer to Sledge prior to the execution and delivery of this Agreement (the “Hammer Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Hammer Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that, except as expressly set forth herein, nothing in the Hammer Disclosure Letter is intended to broaden the scope of any representation or warranty of Hammer made herein) or (b) as disclosed in the Hammer SEC Documents filed prior to the date hereof (excluding any disclosures of risks contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are similarly non-specific or cautionary, predictive or forward-looking in nature), Hammer and Merger Sub hereby represent and warrant to Sledge:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Hammer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of Hammer and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect.

(b) Each Hammer Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Hammer Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect.

(c) Section 4.1(c) of the Hammer Disclosure Letter sets forth a true and complete list of the Hammer Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, and the percentage interest held, directly or indirectly, by Hammer (or another Hammer Subsidiary) in each Hammer Subsidiary and the percentage interest in any Hammer Subsidiary held, directly or indirectly, by any Person other than Hammer or another Hammer Subsidiary.

(d) Neither Hammer nor any Hammer Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the Hammer Subsidiaries and investments in short-term investment securities).

(e) Hammer has made available to Sledge complete and correct copies of the Hammer Governing Documents. Hammer is in compliance with the terms of its Hammer Governing Documents in all material respects.

Section 4.2 Authority.

(a) Hammer has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Hammer Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the issuance of shares of Hammer Common Stock in connection with the Merger and the Amended and Restated Hammer Charter. The execution and delivery of this Agreement by Hammer and Merger Sub and the consummation by Hammer and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Hammer and Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the issuance of the shares of Hammer Common Stock in the Merger, to receipt of the Hammer Stockholder Approval.

(b) This Agreement has been duly executed and delivered by Hammer and Merger Sub, and assuming due authorization, execution and delivery by Sledge, constitutes a legally valid and binding obligation of Hammer and Merger Sub enforceable against Hammer and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) The Hammer Board has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to and in the best interests of Hammer and its stockholders, (ii) approved, authorized, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directed that the issuance of shares of the Hammer Common Stock in the Merger as contemplated hereby and the Amended and Restated Hammer Charter be submitted for consideration at the Hammer Stockholders Meeting and (iv) resolved to recommend the approval of the issuance of shares of the Hammer Common Stock in the Merger as contemplated hereby and the Amended and Restated Hammer Charter by the Hammer stockholders (such recommendations, the “Hammer Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) Hammer, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement and the Merger.

Section 4.3 Approval Required. The affirmative vote of a majority of the shares of Hammer Common Stock present in person or represented by proxy at the Hammer Stockholders Meeting and entitled to vote thereon in favor of the approval of the issuance of the shares of Hammer Common Stock in the Merger (the “Hammer Stockholder Approval”) is the only vote of holders of equity securities of Hammer required to approve this Agreement, the Merger and the other transactions contemplated by this Agreement (other than approval of the Amended and Restated Hammer Charter by the Hammer stockholders).

Section 4.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Hammer and Merger Sub does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Hammer Stockholder Approval, conflict with or violate any provision of (A) the Hammer Governing Documents or the Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other Hammer Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained, all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Hammer, Merger Sub or any other Hammer Subsidiary or by which any property or asset of Hammer, Merger Sub or any Hammer Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.4(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Hammer, Merger Sub or any Hammer Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Hammer, Merger Sub or any Hammer Subsidiary pursuant to, any Contract or Hammer Permit to which Hammer, Merger Sub or any Hammer Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Hammer and Merger Sub does not, and the performance of this Agreement by Hammer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) as may be required under the rules and regulations of the NASDAQ, (iii) the filing of the Certificate of Merger and the Amended and Restated Hammer Charter with, and the acceptance for record of the Certificate of Merger and the Amended and Restated Hammer Charter by, the DE SOS pursuant to the DGCL, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 4.4(b) of the Hammer Disclosure Letter, (vi) such filings and approvals as may be required under the HSR Act or other applicable foreign, federal or state antitrust, competition, fair trade or similar applicable Laws, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect.

Section 4.5 Capital Structure.

(a) The authorized capital stock of Hammer consists of 40,000,000 shares of Hammer Common Stock, and 5,000,000 shares of preferred stock, $0.01 par value per share (“Hammer Preferred Stock”). At the close of business on November 14, 2017, (i) 18,279,007 shares of Hammer Common Stock were issued and outstanding, which shares include 529,465 restricted shares of Hammer Common Stock subject to certain vesting requirements (the “Hammer Nonvested Share Awards”), (ii) 391,737 shares of Hammer Common Stock were reserved and available for issuance pursuant to the Hammer Equity Incentive Plans set forth in Section 4.5(a), and pursuant to such Hammer Equity Incentive Plans, zero shares of Hammer Common Stock were subject to outstanding options to acquire shares of Hammer Common Stock (the “Hammer Stock Options” and, together with the Hammer Nonvested Share Awards, the “Hammer Equity Awards”), (iii) 171,069 shares of Hammer Common Stock were reserved and available for issuance under the Amended and Restated Employee Stock Purchase Plan of Hammer, dated June 20, 2013, (iv) 4,890,504 shares of Hammer Common Stock were held in the treasury of Hammer and (v) no shares of Hammer Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of Hammer are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with applicable securities Laws, and all shares of Hammer Common Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 4.5, there is no other outstanding capital stock of Hammer.

(b) Except for the Hammer Equity Awards and as set forth in Section 4.5(b) of the Hammer Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Hammer or any of the Hammer Subsidiaries is a party or by which any of them is bound obligating Hammer or any of the Hammer Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Hammer or any Hammer Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Hammer Voting Debt or other equity interests. There are no bonds, debentures, notes or other Indebtedness of Hammer or any Hammer Subsidiary issued and outstanding having general voting rights (or convertible into securities having such rights) on matters on which Hammer stockholders may vote (“Hammer Voting Debt”).

(c) Except as set forth in Section 4.5(c) of the Hammer Disclosure Letter and with respect to any awards granted pursuant to the Hammer Equity Incentive Plans as set forth in Section 4.5(a) of the Hammer Disclosure Letter, neither Hammer nor any Hammer Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) rights of any capital stock of Hammer or any of the Hammer Subsidiaries. Neither Hammer nor any Hammer Subsidiary has granted any registration rights on any of its capital stock. No Hammer Common Stock is owned by any Hammer Subsidiary.

(d) Hammer does not have a “poison pill” or similar stockholder rights plan.

(e) All dividends or other distributions on the shares of Hammer Common Stock and any material dividends or other distributions on any securities of any Hammer Subsidiary which have been authorized or declared prior to the date hereof have been paid in full.

(f) All of the outstanding shares of capital stock of each of the Hammer Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Hammer Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Hammer Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of the Hammer Subsidiaries owned by Hammer, directly or indirectly, are owned free and clear of all Liens other than Permitted Liens and free of preemptive rights.

Section 4.6 SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act.

(a) Hammer has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by Hammer under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since January 1, 2014 (the forms, documents, statements and reports filed with the SEC since January 1, 2014 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “Historic Hammer SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the Historic Hammer SEC Documents (i) complied, or with respect to the Historic Hammer SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to the Historic Hammer SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Historic Hammer SEC Documents is, to the Knowledge of Hammer, the subject of ongoing SEC review and Hammer does not have any outstanding and unresolved comments from the SEC with respect to any Historic Hammer SEC Documents. None of the Historic Hammer SEC Documents is the subject of any confidential treatment request by Hammer.

(b) Hammer has made available to Sledge complete and correct copies of all written correspondence between the SEC, on the one hand, and Hammer, on the other hand, since January 1, 2014 that is not publicly available on the SEC EDGAR system. At all applicable times, Hammer has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time (the “Sarbanes-Oxley Act”).

(c) The consolidated audited and unaudited financial statements of Hammer and the Hammer Subsidiaries included, or incorporated by reference, in the Historic Hammer SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later Historic Hammer SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Hammer and the Hammer Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to Hammer) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of Hammer and the Hammer Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Hammer and the Hammer Subsidiaries for the periods presented therein.

(d) Hammer has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Hammer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Hammer’s management as appropriate to allow timely decisions regarding required disclosure, and to the Knowledge of Hammer, such disclosure controls and procedures are effective in timely alerting Hammer’s management to material information required to be included in Hammer’s periodic reports required under the

Exchange Act (if Hammer were required to file such reports). Hammer and the Hammer Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Hammer has disclosed to Hammer’s auditors and audit committee (and made summaries of such disclosures available to Sledge) (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Hammer’s ability to record, process, summarize and report financial information and (B) any fraud, to the Knowledge of Hammer, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. There are no internal investigations by Hammer personnel or, to the Knowledge of Hammer, any SEC or other governmental inquiries or investigations to which Hammer or any Hammer Subsidiary is a party pending or, to the Knowledge of Hammer, threatened, in each case regarding any accounting practices of Hammer.

(e) Hammer is not, and none of the Hammer Subsidiaries are, a party to, and neither Hammer nor any of the Hammer Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Hammer and any Hammer Subsidiary, on the one hand, and any unconsolidated Affiliate of Hammer or any Hammer Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Hammer, any Hammer Subsidiary or Hammer’s or Hammer Subsidiary’s audited financial statements or other Historic Hammer SEC Documents.

(f) None of Hammer or any Hammer Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940.

Section 4.7 Absence of Certain Changes or Events. Since September 30, 2017 through the date of this Agreement, (a) Hammer and each Hammer Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice; (b) neither Hammer nor any Hammer Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of a Business by Hammer) if taken from and after the date of this Agreement; and (c) there has not been any Hammer Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Hammer Material Adverse Effect.

Section 4.8 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of Hammer dated as of September 30, 2017 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2017 and (d) executory obligations under Contracts entered into by Hammer or any Hammer Subsidiary in the ordinary course of business consistent with past practice (other than any liabilities or obligations resulting from any breach by Hammer or any Hammer Subsidiary of such a Contract), neither Hammer nor any Hammer Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b), (c) or (d) above, has had, or would reasonably be expected to have, a Hammer Material Adverse Effect.

Section 4.9 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, registrations, permits, certificates, approvals, variances, exemptions, waivers, orders, franchises, certifications and clearances that are the subject of Section 4.17, which are addressed solely in those Sections, Hammer and each Hammer Subsidiary is in possession of all authorizations, licenses, registrations, permits, certificates, approvals, variances, exemptions, waivers, orders, franchises, certifications and clearances of any Governmental Authority necessary for Hammer and each Hammer Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business, substantially as they are being conducted as of the date hereof (the “Hammer Permits”), and all such Hammer Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Hammer Permits, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect. To the Knowledge of Hammer, no event has occurred with respect to any of the Hammer Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Hammer Permits. To the Knowledge of Hammer, there is not pending or threatened any Action, petition, objection, inquiry, investigation or other pleading with any Governmental Authority having jurisdiction or authority over the operations of Hammer or the Hammer Subsidiaries that would reasonably be expected to materially impair the validity of any Hammer Permit or result in the revocation of any Hammer Permit.

(b) Neither Hammer nor any Hammer Subsidiary is, and for the past three (3) years neither Hammer nor any Hammer Subsidiary has been in non-compliance with (i) any Law applicable to Hammer or any Hammer Subsidiary or by which any property or asset of Hammer or any Hammer Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.12, Section 4.13, or Section 4.17 which are solely addressed in those Sections), or (ii) any Hammer Permits (except for the Hammer Permits addressed in Section 4.17 which are solely addressed in those Sections or such past non-compliance has been remedied and imposes no continuing material cost or obligations on Hammer or any Hammer Subsidiary), except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect.

(c) Hammer and the Hammer Subsidiaries are, and since January 1, 2014 have been, conducting their operations at all times in compliance in all material respects with applicable Anti-Corruption Laws. Since January 1, 2014, neither Hammer nor any Hammer Subsidiary, nor, to the Knowledge of Hammer, any director, officer or employee of, or any agent or other Person acting on behalf of, Hammer or any of the Hammer Subsidiaries has (i) unlawfully made, incurred or provided any contribution, payment, benefit, donation, gift, entertainment or other expense relating to political activity; (ii) unlawfully made, or taken an act in furtherance of an offer, promise or authorization of, any direct or indirect payment or benefit to any government official or employee, including any employee or official of any government- owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing; or (iii) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, donation, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iii) of this Section 4.9(c), in connection with the operation of the businesses of Hammer and the Hammer Subsidiaries. Since January 1, 2014, Hammer and the Hammer Subsidiaries have had an operational and effective Anti-Corruption Law compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of compliance by Hammer and the Hammer Subsidiaries with applicable Anti-Corruption Laws. Since January 1, 2014, neither Hammer nor any Hammer Subsidiary has been investigated, to the Knowledge of Hammer, by any Governmental Authority with respect to, or has been given notice by a Governmental Authority or any other Person of, any actual or alleged violation by Hammer or any of the Hammer Subsidiaries of any Anti-Corruption Laws. To the Knowledge of Hammer, there have been no false or fictitious entries made in the books and records of Hammer or any of the Hammer Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback, donation or other illegal or improper payment, and neither Hammer nor any of the Hammer Subsidiaries have established or maintained a secret or unrecorded fund.

(d) Hammer and the Hammer Subsidiaries are, and since January 1, 2014 have been, conducting their operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all Anti-Money Laundering Laws. Hammer and the Hammer Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Hammer and the Hammer Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(e) Neither Hammer nor any of the Hammer Subsidiaries, nor, to the Knowledge of Hammer, any director, officer or employee of, or any agent or other person acting on behalf of, Hammer or any of the Hammer Subsidiaries, is currently a Sanctioned Person. For the past five years, Hammer and the Hammer Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was a Sanctioned Person in violation of Law.

Section 4.10 Healthcare Matters.

(a) Hammer and the Hammer Subsidiaries are and, since January 1, 2012, have been, in compliance with all Healthcare Laws or CIAs applicable to Hammer or any of the Hammer Subsidiaries or by which Hammer or any of the Hammer Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Hammer Material Adverse Effect. Since January 1, 2012, no Governmental Authority has issued any written notice or notification stating that Hammer or any of the Hammer Subsidiaries is not in compliance in all material respects with any Healthcare Law or CIA. Hammer is not currently subject to a CIA and has no reporting or other obligations with regard to any prior CIA.

(b) None of Hammer or any of the Hammer Subsidiaries has been excluded, suspended or debarred from participation in any Government Reimbursement Program. There is no pending, or to the Knowledge of Hammer, threatened, exclusion, revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting Hammer’s or any Hammer Subsidiary’s participation or enrollment in any Government Reimbursement Program or Third Party Payor Program that would reasonably be expected to have, individually or in the aggregate, a Hammer Material Adverse Effect.

(c) Hammer and the Hammer Subsidiaries have paid or made provision to pay any overpayment received from any Governmental Authority or Third Party Payor and any similar obligation with respect to reimbursement programs in which Hammer or any of the Hammer Subsidiaries participates (each of which is reflected in Hammer’s SEC Financial Statements), except where any failure to pay or make provision to pay any overpayment has not had, and would not reasonably be expected to have, individually or in the aggregate, a Hammer Material Adverse Effect.

(d) Since January 1, 2012, (i) all billings by Hammer and the Hammer Subsidiaries have been for items and services actually provided by Hammer or the Hammer Subsidiaries, as applicable, to eligible patients, in accordance with payment rates of Government Reimbursement Programs or Third Party Payor Programs and (ii) Hammer and the Hammer Subsidiaries have all necessary and appropriate documentation reasonably necessary to support such billings and which is correct in all respects except with respect to each of (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Hammer Material Adverse Effect.

(e) Except as set forth in Section 4.10(e) of the Hammer Disclosure Letter, neither Hammer nor any Hammer Subsidiary is in default in any material respect under (i) any contract with any Third Party Payor

Programs; or (ii) the rules and policies of any Third Party Payor Program, including, but not limited to, all certification, billing, reimbursement, provider eligibility and documentation requirements, except with respect to each of (i) and (ii) as such default has not had, and would not reasonably be expected to have, individually or in the aggregate, a Hammer Material Adverse Effect.

(f) None of Hammer or any Hammer Subsidiary has received written notice that Hammer or any Hammer Subsidiary is currently the subject of any investigation, inquiry or proceeding by any Governmental Authority (or any Governmental Authority’s designated agent or agents), other than routine audits in the ordinary course of business or where such investigation, inquiry or proceeding would not reasonably be expected to have a Hammer Material Adverse Effect.

Section 4.11 Litigation. Other than as disclosed in Section 4.11 of the Hammer Disclosure Letter, (a) there is no material Action or investigation to which Hammer or any Hammer Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of Hammer, threatened by or before any Governmental Authority, and, to the Knowledge of Hammer, there is no basis for any such Action or investigation; (b) none of Hammer and the Hammer Subsidiaries has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of Hammer or the Hammer Subsidiaries; and (c) no Order has been issued in any proceeding to which Hammer or any of the Hammer Subsidiaries is or was a party, or, to the Knowledge of Hammer, in any other proceeding, that enjoins or requires Hammer or any of the Hammer Subsidiaries to take action of any kind with respect to its businesses, assets or properties.

Section 4.12 Taxes.

(a) Hammer and each Hammer Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Hammer and each Hammer Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions, in accordance with GAAP, on the financial statements included in the Hammer SEC Documents for, all material Taxes required to be paid by them for all taxable periods and portions thereof through the date of such financial statements, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by Hammer and each Hammer Subsidiary with respect to the taxable years including and after the period ended December 31, 2013 have been made available to Sledge.

(b) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Hammer, threatened with regard to any material Taxes or Tax Returns of Hammer or any Hammer Subsidiary, (ii) no material deficiency for Taxes of Hammer or any Hammer Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Hammer, threatened, by any Governmental Authority, which deficiency has not yet been settled or for which there are not adequate reserves on the financial statements included in the Hammer SEC Documents except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect and (iii) Hammer has not, nor has any Hammer Subsidiary, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year.

(c) Hammer and the Hammer Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d) There are no Tax Liens upon any property or assets, real or personal, tangible or intangible, of Hammer or any Hammer Subsidiary except for Permitted Liens.

(e) After the Closing Date, Hammer shall not, nor shall any Hammer Subsidiary, be bound by any Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f) Hammer has not, nor has any Hammer Subsidiary, requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and Hammer or any Hammer Subsidiary is not subject to any written ruling of a Governmental Authority.

(g) Neither Hammer nor any Hammer Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Hammer) or (ii) has any liability for the Taxes of any Person (other than any Hammer Subsidiary).

(h) Neither Hammer nor any Hammer Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) Neither Hammer nor any Hammer Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(j) No written power of attorney that has been granted by Hammer or any Hammer Subsidiary (other than to Hammer or a Hammer Subsidiary) currently is in force with respect to any matter relating to Taxes.

(k) Neither Hammer nor any Hammer Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Hammer is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(l) No claim has been made in writing, either during the last five years preceding the date of this Agreement or that remains unresolved, by a Governmental Authority or a jurisdiction where Hammer or any Hammer Subsidiary has not filed Tax Returns that Hammer or such Hammer Subsidiary is or may be subject to taxation by that jurisdiction.

(m) Neither Hammer nor any Hammer Subsidiary will be required to include any income or gain or exclude any deduction or loss for any taxable period or portion thereof after the Closing Date as a result of any (i) change in method of accounting made on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) closing agreement under Section 7121 of the Code (or any similar provision of applicable Law) executed on or prior to the Closing Date, (iv) deferred intercompany gain or excess loss account in the stock of any Hammer Subsidiary as of the Closing Date under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated on or prior to the Closing Date, (v) installment sale or open transaction disposition consummated on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date or (vii) indebtedness discharged in connection with any election under Section 108(i) of the Code (or any similar provision of applicable Law) made on or prior to the Closing Date.

(n) Neither Hammer nor any Hammer Subsidiary is a party to any Contract or arrangement that would result, separately or in the aggregate, in the disallowance of any deductions pursuant to Code Section 162(m).

Section 4.13 Benefit Plans.

(a) Section 4.13(a) of the Hammer Disclosure Letter contains a list of each material (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, (ii) severance, change in control and employment plan, or other Contracts, and (iii) vacation, incentive, bonus, stock option, stock purchase, restricted stock, and stock unit plan, program, arrangement, or policy sponsored, maintained or contributed to by Hammer or any Hammer Subsidiary or under which Hammer or any Hammer Subsidiary has any obligation or liability for the benefit of any current or former director, officer, independent contractor, or employee of Hammer or any Hammer Subsidiary or any spouse, dependent, or beneficiary thereof (collectively, the “Hammer Benefit Plans”). Hammer has made available to Sledge a true and complete copy of (i) each Hammer Benefit Plan (or, in the case of any unwritten Hammer Benefit Plans, a description thereof), (ii) the three most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with respect to each Hammer Benefit Plan (if any such report was required by Law), (iii) the most recent summary plan description (or similar document) and summary of material modifications thereto for each Hammer Benefit Plan for which such a summary plan description is required by Law or was otherwise provided to plan participants or beneficiaries, (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Hammer Benefit Plan, (v) the most recent IRS determination, opinion, or advisory letter issued with respect to each Hammer Benefit Plan, if applicable, or upon which each Hammer Benefit Plan is entitled to rely, and, (vi) the most recent audited financial statements. To the Knowledge of Hammer, each such Form 5500 and each such summary plan description (or similar document) was as of its date true, complete and correct in all material respects.

(b) The Hammer Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable Laws, and have been administered in accordance with their terms and such laws, except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect. Each Hammer Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable IRS determination letter or is maintained under a prototype or volume submitter document and entitled to rely on a favorable opinion or advisory letter that it is qualified under Section 401(a) of the Code (“Hammer Qualified Benefit Plan”) that has not been revoked, and, to the Knowledge of Hammer, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Hammer Qualified Benefit Plan.

(c) All material contributions required to be made under the terms of any of the Hammer Benefit Plans or in accordance with all applicable Laws, including ERISA and the Code, before the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Historic Hammer SEC Documents.

(d) Except for ordinary and usual claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Hammer, threatened Actions with respect to any Hammer Benefit Plan, or inquiry by the IRS or the United States Department of Labor, that could reasonably be expected to result in material liability to Hammer or any Hammer Subsidiary.

(e) Each Hammer Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Hammer Benefit Plan. No Hammer Benefit Plan, agreement, Contract or other arrangement to which Hammer or, to the Knowledge of Hammer, any Hammer Subsidiary is a party or by which any of them is otherwise bound to compensate or reimburse any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

(f) Neither Hammer nor any Hammer Subsidiary provides any medical, disability or life insurance benefits under any Hammer Benefit Plan after termination of employment other than as required under Section

4980B of the Code or similar law or pursuant to any employment agreement or offer letter for a period not in excess of that required by Section 4980B of the Code.

(g) Neither Hammer nor any Hammer Subsidiary of a Hammer Benefit Plan has engaged in a nonexempt “prohibited transaction” (described in Section 4975 of the Code or Section 406 of ERISA) that would subject Hammer or any Hammer Subsidiary to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

(h) Hammer has no direct or contingent liability with respect to (i) an employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) or Section 9001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Code Section 413(c), or (iv) a multiple employer welfare arrangement as defined in ERISA Section 3(40). Hammer and its ERISA Affiliates have not incurred, and there are no circumstances under which either could reasonably be expected to incur, any liability under Title IV of ERISA or Section 412 of the Code.

(i) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result, separately or in the aggregate, in the payment, acceleration, vesting or enhancement of any compensation or benefits, including the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 4.14 Employees and Labor Matters.

(a) Neither Hammer nor any Hammer Subsidiary is a party to or bound by any material labor contract, material collective bargaining contract or material Contract with any works council that pertains to employees of Hammer or any Hammer Subsidiary and, to the Knowledge of Hammer, (i) no labor union, labor organization, works council, or group of employees of Hammer or any Hammer Subsidiary has made a pending demand for recognition or certification, (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by or otherwise performing services for Hammer or any Hammer Subsidiary (the “Hammer Employees”) since January 1, 2014, and (iii) none of the Hammer Employees has engaged in any union organizing activity since January 1, 2014. There are no material labor strikes, disputes, lockouts, slowdowns or stoppages pending or, to the Knowledge of Hammer, threatened against Hammer or any Hammer Subsidiary. Neither Hammer nor any Hammer Subsidiary is required to provide notice to any work council or similar representative body prior to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, except where the failure to provide such notice would not, individually or in the aggregate, reasonably be expected to (i) result in material liability to Hammer and the Hammer Subsidiaries, taken as a whole, or (ii) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, there are no pending or, to the Knowledge of Hammer, threatened material lawsuits, administrative charges, controversies, grievances or claims by any Hammer Employee, independent contractor, former Hammer Employee, or former independent contractor of Hammer or any Hammer Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority with respect to his or her employment or contractor relationship, compensation, terms of employment, termination of employment, employee benefits (except that arise in the ordinary course of business), or any other employment-related issue.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, there are no pending or, to the Knowledge of Hammer, threatened material Actions or investigations by any Governmental Authority to which Hammer or any Hammer Subsidiary is a party relating to the employment practices of Hammer or any Hammer Subsidiary, including Actions or investigations relating to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, meal and rest breaks, occupational safety and health, employee whistle-blowing, immigration and employment eligibility verification, employee privacy, background checks and other consumer reports regarding employees or applicants and classification of employees, consultants and independent contractors.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, Hammer and each Hammer Subsidiary is, and for the past five years has been, in compliance with all applicable Laws governing the employment of labor, including all contractual commitments and all such laws relating to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, meal and rest breaks, occupational safety and health, employee whistle-blowing, immigration and employment eligibility verification, employee privacy, background checks and other consumer reports regarding employees and applicants, employment practices, classification of employees, consultants and independent contractors, collective bargaining, unemployment insurance, the collection and payment of withholding and/or social security Taxes or any similar Tax or workers’ compensation, including the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, ERISA, the Fair Labor Standards Act, the Americans with Disabilities Act, the Occupational Safety and Health Act, the Family Medical and Leave Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Equal Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246 and any other executive orders or regulations governing affirmative action and equal employment opportunities, EEO and VETS-100 reporting obligations, the Immigration Reform and Control Act and all similar Laws to the extent such Laws apply to Hammer or any Hammer Subsidiary.

Section 4.15 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, with respect to all (i) issued patents and pending patent applications, (ii) federal, both United States and foreign jurisdictions, trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by Hammer or any other Hammer Subsidiary, (A) either Hammer or a Hammer Subsidiary is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) no Action is pending or, to the Knowledge of Hammer, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, (i) no Intellectual Property owned or used by Hammer or any Hammer Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of Hammer, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of Hammer or any Hammer Subsidiary, and (iii) Hammer and the Hammer Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property used to conduct their business as currently conducted. Since January 1, 2014, none of Hammer or the Hammer Subsidiaries has received any written or, to the Knowledge of Hammer, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any Third Party. Neither the execution and delivery of this Agreement by Hammer, nor the performance of this Agreement by Hammer, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Hammer or any of the Hammer Subsidiaries in any Intellectual Property except as has not had and would not individually or in the aggregate, reasonably be expected to have a Hammer Material Adverse Effect.

(c) Hammer and the Hammer Subsidiaries have taken commercially reasonable steps to maintain and protect the Intellectual Property that is material to their business (“Hammer Material Intellectual Property”). All

Hammer Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in all material respects in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Hammer, adequate for protection. To the Knowledge of Hammer, there has been no unauthorized disclosure of any Hammer Material Intellectual Property. No Person has asserted in writing that it has, and to the Knowledge of Hammer, no such Person has, any material right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Hammer Material Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business).

(d) Hammer and the Hammer Subsidiaries are, and during the past five years have been, in compliance in all material respects with all applicable Privacy Obligations. Hammer and the Hammer Subsidiaries have put in place reasonable and appropriate security measures to protect any Covered Personal Information in its possession from illegal or unauthorized access, use, or disclosure, including a written information security program that includes appropriate controls that have been regularly tested and reviewed. To the Knowledge of Hammer, no person has gained unauthorized access to any Covered Personal Information held by Hammer or any Hammer Subsidiary or otherwise held or processed on their behalf, which has resulted in the misappropriation of such Covered Personal Information. The consummation of the transactions contemplated hereby, including any transfer of Covered Personal Information resulting from such transactions, will not materially violate any Privacy Obligation as it currently exists or as it existed at any time during which any of such Covered Personal Information was collected or obtained. Hammer and the Hammer Subsidiaries have not been notified in writing of and, to the Knowledge of Hammer, are not the subject of any Action related to data security or privacy. No Person (including any Governmental Authority) has made any claim or, to the Knowledge of Hammer, commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Hammer or its Subsidiaries (or any of their employees, contractors, or subcontractors).

(e) Section 4.15(e) of the Hammer Disclosure Letter lists all material Security Breaches which have occurred during the past five years and which Hammer has Knowledge of. For each such Security Breach, Hammer or the Hammer Subsidiaries have taken all necessary steps and remedial measures to prevent the reoccurrence of such Security Breach and has complied in all material respects with the notification requirements of applicable Law. Hammer and the Hammer Subsidiaries have taken reasonable steps to prevent the occurrence of any Security Breach and, to the Knowledge of Hammer, no vulnerabilities or weaknesses exist in the facilities, information technology systems, or data security practices or procedures (including those of any Third Party Service Provider) of Hammer and the Hammer Subsidiaries which could reasonably be expected to result in a material Security Breach.

Section 4.16 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, (a) no notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed and no Action or investigation is pending or, to the Knowledge of Hammer, is threatened relating to Hammer, any of the Hammer Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance, (b) there have been no releases of Hazardous Substances at any properties that are owned, operated, leased or used by Hammer or any Hammer Subsidiary in connection with the operations of Hammer or any Hammer Subsidiary thereon, or to the Knowledge of Hammer, at properties that were formerly owned, operated, leased or used by Hammer or any Hammer Subsidiary, and (c) there are no liabilities or obligations of Hammer or any of the Hammer Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of Hammer, there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.17 Properties.

(a) Hammer or any other Hammer Subsidiary, as the case may be, holds good, valid and marketable title to the Hammer Owned Real Property free and clear of Liens other than Permitted Liens. Section 4.17(a) of the Hammer Disclosure Letter sets forth a true, complete and correct list of all Hammer Owned Real Property as of the date hereof.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, Hammer and the Hammer Subsidiaries have (i) valid and enforceable leasehold interests in all real property in which Hammer or such Hammer Subsidiaries hold an interest pursuant to a lease, sublease, license or other similar written agreement (the “Hammer Leased Real Property”, and such leases, subleases, licenses or other similar written agreements, the “Hammer Real Property Leases”), and (ii) good title, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as now being conducted, in each of clauses (i) – (ii), free and clear of Liens other than Permitted Liens. Section 4.17(b) of the Hammer Disclosure Letter sets forth a true, complete and correct list of all Hammer Leased Real Property as of the date hereof.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, (i) each Hammer Real Property Lease is valid and in full force and effect and (ii) none of Hammer or any of the Hammer Subsidiaries, nor, to the Knowledge of Hammer, any other party to a Hammer Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Hammer Real Property Lease, and none of Hammer or any of the Hammer Subsidiaries has received notice that it has breached, violated or defaulted under any Hammer Real Property Lease.

(d) The Hammer Owned Real Property and the Hammer Leased Real Property are referred to collectively herein as the “Hammer Real Property.” The Hammer Real Property constitutes all real property necessary for the conduct of the business of Hammer and the Hammer Subsidiaries, taken as a whole, as currently conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, neither Hammer nor any other Hammer Subsidiary has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and to Hammer’s Knowledge there are no such Actions threatened, affecting any portion of the Hammer Real Property and neither Hammer nor any other Hammer Subsidiary has received written notice of the existence of any Order or of any pending Action relating to the ownership, lease, use, occupancy or operation by any Person of the Hammer Real Property. Neither Hammer nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the Hammer Real Property or any material portion thereof. Neither Hammer nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the material Hammer Real Property or any material portion thereof. Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, each Hammer Real Property and all buildings and improvements located on the Hammer Real Property are in a state of good operating condition, subject to reasonable wear and tear, and all mechanical and utility systems servicing such improvements are in good condition.

Section 4.18 Material Contracts.

(a) Section 4.18(a) of the Hammer Disclosure Letter sets forth a list of each Contract (other than a Hammer Benefit Plan or a Hammer Real Property Lease) in effect as of the date hereof to which Hammer or any Hammer Subsidiary is a party or by which any of its properties or assets are bound that:

(i) is required to be filed as an exhibit to Hammer’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act or is required to be disclosed pursuant to Item 404 of Regulation S-K;

(ii) obligates Hammer or any Hammer Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to Hammer or any Hammer Subsidiary;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Hammer or any Hammer Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by Hammer or any Hammer Subsidiary or the geographic area in which Hammer or any Hammer Subsidiary may conduct business;

(iv) obligates Hammer or any Hammer Subsidiary to indemnify any past or present directors, officers, or employees of Hammer or any Hammer Subsidiary pursuant to which Hammer or any Hammer Subsidiary is the indemnitor (other than the Hammer Governing Documents or organizational or governing documents of the Hammer Subsidiaries);

(v) constitutes an Indebtedness obligation of Hammer or any Hammer Subsidiary (other than owed to any other Hammer Subsidiary) with an outstanding principal amount as of the date hereof greater than $1,000,000;

(vi) requires Hammer or any Hammer Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii) constitutes a loan to any Person (other than a loan to any other Hammer Subsidiary) by Hammer or any Hammer Subsidiary in an amount in excess of $1,000,000;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of, or any Contract involving a sharing of revenues, profits, losses, costs or liabilities by, the Hammer or any Hammer Subsidiary with a third party;

(x) prohibits the pledging of the capital stock of Hammer or any Hammer Subsidiary or prohibits the issuance of guarantees by any Hammer Subsidiary;

(xi) is with a Governmental Authority (other than payor, participation or similar Contracts to participate in any Government Reimbursement Program);

(xii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $1,000,000;

(xiii) is an employment Contract or consulting Contract that could reasonably be expected to result in annual payments in excess of $250,000 and cannot be terminated by Hammer or the applicable Hammer Subsidiary on less than 90 days’ notice without payment of any penalty, severance or other termination payment;

(xiv) is a collective bargaining agreement or other Contract with any labor organization, union, works council or association;

(xv) is any license, sublicense, option, development or collaboration agreement or other Contract relating to Hammer Material Intellectual Property (excluding Commercial Off-the-Shelf Software, and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business), in each case that (A) could result in annual payments, individually, in excess of $500,000 or (B) grants to any Person an exclusive license or any exclusive rights to any Hammer Material Intellectual Property;

(xvi) is any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Hammer or any Hammer Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses in an amount in excess of $1,000,000; or

(xvii) is any agreement that by its terms limits the payment of dividends or other distributions by Hammer or any Hammer Subsidiary.

(b) Each Contract in any of the categories set forth in Section 4.18(a) to which Hammer or any Hammer Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Hammer Material Contract.”

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, each Hammer Material Contract is legal, valid, binding and enforceable on Hammer and each Hammer Subsidiary that is a party thereto and, to the Knowledge of Hammer, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, Hammer and each Hammer Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Hammer Material Contract and, to the Knowledge of Hammer, each other party thereto has performed all obligations required to be performed by it under such Hammer Material Contract prior to the date hereof. None of Hammer or any Hammer Subsidiary, nor, to the Knowledge of Hammer, any other party thereto, is in breach or violation of, or default under, any Hammer Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Hammer Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect. None of Hammer or any Hammer Subsidiary has received notice of any violation or default under any Hammer Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect. Since December 31, 2016 and as of the date hereof, neither Hammer nor any Hammer Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Hammer Material Contract.

Section 4.19 Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, all premiums due and payable under all Hammer Insurance Policies have been paid, and Hammer and the Hammer Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Hammer Insurance Policies. No written notice of cancellation or termination has been received by Hammer or any Hammer Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually or in the aggregate, would not reasonably be expected to have a Hammer Material Adverse Effect, each of Hammer and the other Hammer Subsidiaries is, and since January 1, 2014 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

Section 4.20 Related Party Transactions. Except as (i) set forth in Section 4.20 of the Hammer Disclosure Letter or (ii) described in the publicly available Historic Hammer SEC Documents, no agreements, arrangements or understandings between Hammer or any Hammer Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among Hammer and Hammer Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.21 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.21 of the Hammer Disclosure Letter) is entitled to any financial advisory fee, broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Hammer or any Hammer Subsidiary.

Section 4.22 Opinion of Financial Advisor. The Hammer Board has received the opinion of Jeffries LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Exchange Ratio is fair, from a financial point of view, to Hammer. Hammer will deliver to Sledge a complete and correct copy of such written opinion promptly after the date hereof solely for informational purposes.

Section 4.23 Takeover Statutes. Assuming that neither Sledge nor any of its “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of Hammer, in each case as defined in Section 203 of the DGCL, the Hammer Board has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. Furthermore, neither Hammer nor Merger Sub nor any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “affiliated shareholder” of Sledge, in each case as defined in Section 21.601 of the DGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) or any provision contained in the Hammer Charter or Hammer Bylaws are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of Hammer Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 4.24 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding shares of Merger Sub are owned by Hammer.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.25 Information Supplied. None of the information relating to Hammer or any Hammer Subsidiary contained or incorporated by reference in the Joint Proxy Statement or the Form S-4 that is provided by Hammer or any Hammer Subsidiary for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement or any other document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Joint Proxy Statement, including any amendment or supplement thereto, at the time of the mailing thereof, at the time of the Hammer Stockholders Meeting, at the time the Form S-4 is declared effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by Hammer with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Hammer is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to Hammer, their officers, directors and partners and the Hammer Subsidiaries (or other information supplied by or on behalf of Hammer or any Hammer Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or information supplied or incorporated by reference by or on behalf of Sledge or its Affiliates.

Section 4.26 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 4, neither Hammer nor any other Person acting on its behalf has made any representation or warranty, expressed or implied, with respect to Hammer or any Hammer Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Hammer or any Hammer Subsidiary. In particular, without limiting the foregoing disclaimer, neither Hammer nor any other Person acting on its behalf makes or has made any representation or warranty to Sledge or any of its respective Affiliates or Representatives with respect to, except for the representations and warranties made by Hammer in this Article 4, any oral or written information presented to Sledge or any of its respective Affiliates or Representatives in the course of their due diligence of Hammer, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Hammer acknowledges and agrees that neither Sledge nor any other Person acting on its behalf has made or is making any representations or warranties relating to Sledge whatsoever, express or implied, beyond those expressly given by Sledge in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding Sledge furnished or made available to Hammer or any of their respective Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SLEDGE

Except (a) as set forth in the disclosure letter prepared by Sledge and delivered by Sledge to Hammer prior to the execution and delivery of this Agreement (the “Sledge Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Sledge Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that except as expressly set forth herein, nothing in the Sledge Disclosure Letter is intended to broaden the scope of any representation or warranty of Sledge made herein) or (b) as disclosed in the Sledge SEC Documents filed prior to the date hereof (excluding any disclosures of risks contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are similarly non-specific or cautionary, predictive or forward-looking in nature), Sledge hereby represents and warrants to Hammer that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Sledge is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Sledge is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect.

(b) Each Sledge Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Sledge Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect.

(c) Section 5.1(c) of the Sledge Disclosure Letter sets forth a true and complete list of the Sledge Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, and the percentage interest held, directly or indirectly, by Sledge (or another Sledge Subsidiary) in each Sledge Subsidiary and the percentage interest in any Sledge Subsidiary held, directly or indirectly, by any Person other than Sledge or another Sledge Subsidiary.

(d) Neither Sledge nor any Sledge Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the Sledge Subsidiaries and investments in short-term investment securities).

(e) Sledge has made available to Hammer complete and correct copies of the Sledge Governing Documents. Sledge is in compliance with the terms of its Sledge Governing Documents in all material respects.

Section 5.2 Authority.

(a) Sledge has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Sledge Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by Sledge and the consummation by Sledge of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Sledge are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to receipt of the Sledge Stockholder Approval.

(b) This Agreement has been duly executed and delivered by Sledge, and assuming due authorization, execution and delivery by Hammer and Merger Sub, constitutes a legally valid and binding obligation of Sledge enforceable against Sledge in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) The Sledge Board has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to and in the best interests of Sledge and its stockholders, (ii) approved, authorized, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directed that this Agreement be submitted for consideration at the Sledge Stockholders Meeting and (iv) resolved to recommend the adoption of this Agreement by the Sledge stockholders (such recommendations, the “Sledge Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

Section 5.3 Approval Required. The Sledge Stockholder Approval is the only vote of holders of equity securities of Sledge required to adopt or approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Sledge does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Sledge Stockholder Approval, conflict with or violate any provision of (A) the Sledge Governing Documents or (B) any equivalent organizational or governing documents of any other Sledge Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(b) have been obtained, all filings and notifications described in Section 5.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Sledge or any Sledge Subsidiary or by which any property or asset of Sledge or any Sledge Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.4(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Sledge or any Sledge Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Sledge or any Sledge Subsidiary pursuant to, any Contract or Sledge Permit to which Sledge or any Sledge Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect.

(b) The execution and delivery of this Agreement by Sledge does not, and the performance of this Agreement by Sledge will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) as may be required under the rules and regulations of the NASDAQ, (iii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the DE SOS pursuant to the DGCL, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 5.4(b) of the Sledge Disclosure Letter, (vi) such filings and approvals as may be required under the HSR Act or other applicable foreign, federal or state antitrust, competition, fair trade or similar applicable Laws, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect.

Section 5.5 Capital Structure.

(a) The authorized capital stock of Sledge consists of 25,000,000 shares of Sledge Common Stock and 2,000,000 shares of preferred stock, $0.05 par value per share (“Sledge Preferred Stock”). At the close of business on November 14, 2017, (i) 13,967,931 shares of Sledge Common Stock were issued and outstanding, including (A) 153,711 shares of Sledge Common Stock subject to certain time-based vesting requirements (the “Sledge Restricted Share Awards”) and (B) 91,700 shares of Sledge Common Stock subject to performance-based vesting requirements (“Sledge Performance Share Awards”), (ii) 983,965 shares of Sledge Common Stock were reserved and available for issuance pursuant to the Sledge Equity Incentive Plans set forth in Section 5.5(a), and pursuant to such Sledge Equity Incentive Plans, 411,025 shares of Sledge Common Stock were subject to outstanding options to acquire shares of Sledge Common Stock (the “Sledge Stock Options” and, together with the Sledge Restricted Share Awards and the Sledge Performance Share Awards, the “Sledge Equity Awards”), (iii) 300,000 shares of Sledge Common Stock were reserved and available for issuance pursuant to the 2009 Employee Stock Purchase Plan of Sledge, (iv) 169,252 shares of Sledge Common Stock were held in the treasury of Sledge and (v) no shares of Sledge Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of Sledge are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with applicable securities Laws. Except as set forth in this Section 5.5, there is no other outstanding capital stock of Sledge.

(b) Except for the Sledge Equity Awards, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Sledge or any of the Sledge Subsidiaries is a party or by which any of them is bound obligating Sledge or any of the Sledge Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Sledge or any Sledge Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Sledge Voting Debt or other equity interests. There are no bonds, debentures, notes or other Indebtedness of Sledge or any Sledge Subsidiary issued and outstanding having general voting rights (or convertible into securities having such rights) on matters on which Sledge stockholders may vote (“Sledge Voting Debt”).

(c) Except with respect to any awards granted pursuant to the Sledge Equity Incentive Plans as set forth in Section 5.5(a) of the Sledge Disclosure Letter, neither Sledge nor any Sledge Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) rights of any capital stock of Sledge or any of the Sledge Subsidiaries. Neither Sledge nor any Sledge Subsidiary has granted any registration rights on any of its capital stock. No Sledge Common Stock is owned by any Sledge Subsidiary.

(d) Sledge does not have a “poison pill” or similar stockholder rights plan.

(e) All dividends or other distributions on the shares of Sledge Common Stock and any material dividends or other distributions on any securities of any Sledge Subsidiary which have been authorized or declared prior to the date hereof have been paid in full.

(f) All of the outstanding shares of capital stock of each of the Sledge Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Sledge Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Sledge Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of the Sledge Subsidiaries owned by Sledge, directly or indirectly, are owned free and clear of all Liens other than Permitted Liens and free of preemptive rights.

Section 5.6 SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act.

(a) Sledge has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by Sledge under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since January 1, 2014 (the forms, documents, statements and reports filed with the SEC since January 1, 2014 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “Historic Sledge SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the Historic Sledge SEC Documents (i) complied, or with respect to the Historic Sledge SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to Historic Sledge SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Historic Sledge SEC Documents is, to the Knowledge of Sledge, the subject of ongoing SEC review and Sledge does not have any outstanding and unresolved comments from the SEC with respect to any Historic Sledge SEC Documents. None of the Historic Sledge SEC Documents is the subject of any confidential treatment request by Sledge.

(b) Sledge has made available to Hammer complete and correct copies of all written correspondence between the SEC, on the one hand, and Sledge, on the other hand, since January 1, 2014 that is not publicly available on the SEC EDGAR system. At all applicable times, Sledge has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c) The consolidated audited and unaudited financial statements of Sledge and the Sledge Subsidiaries included, or incorporated by reference, in the Historic Sledge SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later Historic Sledge SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Sledge and the Sledge Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to Sledge) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of Sledge and the Sledge Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Sledge and the Sledge Subsidiaries for the periods presented therein.

(d) Sledge has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Sledge in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Sledge’s management as appropriate to allow timely decisions regarding required disclosure, and to the Knowledge of Sledge, such disclosure controls and procedures are effective in timely alerting Sledge’s management to material information required to be included in Sledge’s periodic reports required under the Exchange Act (if Sledge were required to file such reports). Sledge and the Sledge Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Sledge has disclosed to Sledge’s auditors and audit committee (and made summaries of such disclosures available to Hammer) (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Sledge’s ability to record, process, summarize and report financial information and (B) any fraud, to the Knowledge of Sledge, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. There are no internal investigations by Sledge personnel or, to the Knowledge of Sledge, any SEC or other governmental inquiries or investigations to which Sledge or any Sledge Subsidiary is a party pending or, to the Knowledge of Sledge, threatened, in each case regarding any accounting practices of Sledge.

(e) Sledge is not, and none of the Sledge Subsidiaries are, a party to, and neither Sledge nor any of the Sledge Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Sledge and any Sledge Subsidiary, on the one hand, and any unconsolidated Affiliate of Sledge or any Sledge Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Sledge, any Sledge Subsidiary or Sledge’s or Sledge Subsidiary’s audited financial statements or other Historic Sledge SEC Documents.

(f) None of Sledge or any Sledge Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940.

Section 5.7 Absence of Certain Changes or Events. Since September 29, 2017 through the date of this Agreement, (a) Sledge and each Sledge Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice; (b) neither Sledge nor any Sledge Subsidiary has taken any action that would have been prohibited by Section 6.2(b) (Conduct by Business of Sledge) if taken from and after the date of this Agreement; and (c) there has not been any Sledge Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Sledge Material Adverse Effect.

Section 5.8 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of Sledge dated as of September 29, 2017 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 29, 2017 and (d) executory obligations under Contracts entered into by Sledge or any Sledge Subsidiary in the ordinary course of business consistent with past practice (other than any liabilities or obligations resulting from any breach by Sledge or any Sledge Subsidiary of such a Contract), neither Sledge nor any Sledge Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b), (c) or (d) above, has had, or would reasonably be expected to have, a Sledge Material Adverse Effect.

Section 5.9 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, registrations, permits, certificates, approvals, variances, exemptions, waivers, orders, franchises, certifications and clearances that are the subject of Section 5.17, which are addressed solely in those Sections, Sledge and each Sledge Subsidiary is in possession of all authorizations, licenses, registrations, permits, certificates, approvals, variances, exemptions, waivers, orders, franchises, certifications and clearances of any Governmental Authority necessary for Sledge and each Sledge Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business, substantially as they are being conducted as of the date hereof (the “Sledge Permits”), and all such Sledge Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Sledge Permits, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect. To the Knowledge of Sledge, no event has occurred with respect to any of the Sledge Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Sledge Permits. To the Knowledge of Sledge, there is not pending or threatened any Action, petition, objection, inquiry, investigation or other pleading with any Governmental Authority having jurisdiction or authority over the operations of Sledge or the Sledge Subsidiaries that would reasonably be expected to materially impair the validity of any Sledge Permit or result in the revocation of any Sledge Permit.

(b) Neither Sledge nor any Sledge Subsidiary is, and for the past three (3) years neither Sledge nor any Sledge Subsidiary has been, in non-compliance with (i) any Law applicable to Sledge or any Sledge Subsidiary or by which any property or asset of Sledge or any Sledge Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.12, Section 5.13, or Section 5.17 which are solely addressed in those Sections or such past non-compliance has been remedied and imposes no continuing material cost or obligations on Sledge or any Sledge Subsidiary), or (ii) any Sledge Permits (except for the Sledge Permits addressed in Section 5.17 which are solely addressed in those Sections or such past non-compliance has been remedied and imposes no continuing material cost or obligations on Sledge or any Sledge Subsidiary), except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect.

(c) Sledge and the Sledge Subsidiaries are, and since January 1, 2014 have been, conducting their operations at all times in compliance in all material respects with applicable Anti-Corruption Laws. Since January 1,2014, neither Sledge nor any Sledge Subsidiary, nor, to the Knowledge of Sledge, any director, officer or employee of, or any agent or other Person acting on behalf of, Sledge or any of the Sledge Subsidiaries has (i) unlawfully made, incurred or provided any contribution, payment, benefit, donation, gift, entertainment or other expense relating to political activity; (ii) unlawfully made, or taken an act in furtherance of an offer, promise or authorization of, any direct or indirect payment or benefit to any government official or employee, including any employee or official of any government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing; or (iii) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, donation, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iii) of this Section 5.9(c), in connection with the operation of the businesses of Sledge and the Sledge Subsidiaries. Since January 1, 2014, Sledge and the Sledge Subsidiaries have had an operational and effective Anti-Corruption Law compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of compliance by Sledge and the Sledge Subsidiaries with applicable Anti-Corruption Laws. Since January 1, 2014, neither Sledge nor any Sledge Subsidiary has been investigated, to the Knowledge of Sledge, by any Governmental Authority with respect to, or has been given notice by a Governmental Authority or any other Person of, any actual or alleged violation by Sledge or any of the Sledge Subsidiaries of any Anti-Corruption Laws. To the Knowledge of Sledge, there have been no false or fictitious entries made in the books and records of Sledge or any of the Sledge Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback, donation or other illegal or improper payment, and neither Sledge nor any of the Sledge Subsidiaries have established or maintained a secret or unrecorded fund.

(d) Sledge and the Sledge Subsidiaries are, and since January 1, 2014 have been, conducting their operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all Anti-Money Laundering Laws. Sledge and the Sledge Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Sledge and the Sledge Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(e) Neither Sledge nor any of the Sledge Subsidiaries, nor, to the Knowledge of Sledge, any director, officer or employee of, or any agent or other person acting on behalf of, Sledge or any of the Sledge Subsidiaries, is currently a Sanctioned Person. For the past five years, Sledge and the Sledge Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was a Sanctioned Person in violation of Law.

Section 5.10 Healthcare Matters.

(a) Sledge and the Sledge Subsidiaries are and, since January 1, 2012, have been, in compliance with all Healthcare Laws or CIAs applicable to Sledge or any of the Sledge Subsidiaries or by which Sledge or any of the Sledge Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Sledge Material Adverse Effect. Since January 1, 2012, no Governmental Authority has issued any written notice or notification stating that Sledge or any of the Sledge Subsidiaries is not in compliance in all material respects with any Healthcare Law or CIA. Sledge is not currently subject to a CIA and has no reporting or other obligations with regard to any prior CIA.

(b) None of Sledge or any of the Sledge Subsidiaries has been excluded, suspended or debarred from participation in any Government Reimbursement Program. There is no pending, or to the Knowledge of Sledge, threatened, exclusion, revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting Sledge’s or any Sledge Subsidiary’s participation or enrollment in any Government Reimbursement Program or Third Party Payor Program that would reasonably be expected to have, individually or in the aggregate, a Sledge Material Adverse Effect.

(c) Sledge and the Sledge Subsidiaries have paid or made provision to pay any overpayment received from any Governmental Authority or Third Party Payor and any similar obligation with respect to reimbursement programs in which Sledge or any of the Sledge Subsidiaries participates (each of which is reflected in Sledge’s SEC Financial Statements), except where any failure to pay or make provision to pay any overpayment has not had, and would not reasonably be expected to have, individually or in the aggregate, a Sledge Material Adverse Effect.

(d) Since January 1, 2012, (i) all billings by Sledge and the Sledge Subsidiaries have been for items and services actually provided by Sledge or the Sledge Subsidiaries, as applicable, to eligible patients, in accordance with payment rates of Government Reimbursement Programs or Third Party Payor Programs and (ii) Sledge and the Sledge Subsidiaries have all necessary and appropriate documentation reasonably necessary to support such billings and which is correct in all respects except with respect to each of (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Sledge Material Adverse Effect.

(e) Except as set forth in Section 5.10(e) of the Sledge Disclosure Letter, neither Sledge nor any Sledge Subsidiary is in default in any material respect under (i) any contract with any Third Party Payor Programs; or (ii) the rules and policies of any Third Party Payor Program, including, but not limited to, all certification, billing, reimbursement, provider eligibility and documentation requirements, except with respect to each of (i) and (ii) as such default has not had, and would not reasonably be expected to have, individually or in the aggregate, a Sledge Material Adverse Effect.

(f) None of Sledge or any Sledge Subsidiary has received written notice that Sledge or any Sledge Subsidiary is currently the subject of any investigation, inquiry or proceeding by any Governmental Authority (or any Governmental Authority’s designated agent or agents), other than routine audits in the ordinary course of business or where such investigation, inquiry or proceeding would not reasonably be expected to have a Sledge Material Adverse Effect.

Section 5.11 Litigation. Other than as disclosed in Section 5.11 of the Sledge Disclosure Letter, (a) there is no material Action or investigation to which Sledge or any Sledge Subsidiary is a party (either as plaintiff or defendant) pending before any Governmental Authority or, to the Knowledge of Sledge, threatened by or before any Governmental Authority; (b) none of Sledge and the Sledge Subsidiaries has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of Sledge or the Sledge Subsidiaries; and (c) no Order has been issued in any proceeding to which Sledge or any of the Sledge Subsidiaries is or was a party, or, to the Knowledge of Sledge, in any other proceeding, that enjoins or requires Sledge or any of the Sledge Subsidiaries to take action of any kind with respect to its businesses, assets or properties.

Section 5.12 Taxes.

(a) Sledge and each Sledge Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Sledge and each Sledge Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions, in accordance with GAAP, on the financial statements included in the Sledge SEC Documents for, all material Taxes required to be paid by them for all taxable periods and portions thereof through the date of such financial statements, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by Sledge and each Sledge Subsidiary with respect to the taxable years including and after the period ended December 31, 2013 have been made available to Hammer.

(b) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Sledge, threatened with regard to any material Taxes or Tax Returns of Sledge or any Sledge Subsidiary, (ii) no material deficiency for Taxes of Sledge or any Sledge Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Sledge, threatened, by any Governmental Authority, which deficiency has not yet been settled or for which there are not adequate reserves on the financial statements included in the Sledge SEC Documents except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect and (iii) Sledge has not, nor has any Sledge Subsidiary, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year.

(c) Sledge and the Sledge Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d) There are no Tax Liens upon any property or assets, real or personal, tangible or intangible, of Sledge or any Sledge Subsidiary except for Permitted Liens.

(e) After the Closing Date, Sledge shall not, nor shall any Sledge Subsidiary, be bound by any Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f) Sledge has not, nor has any Sledge Subsidiary, requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and Sledge or any Sledge Subsidiary is not subject to any written ruling of a Governmental Authority.

(g) Neither Sledge nor any Sledge Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Sledge) or (ii) has any liability for the Taxes of any Person (other than any Sledge Subsidiary).

(h) Neither Sledge nor any Sledge Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) Neither Sledge nor any Sledge Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(j) No written power of attorney that has been granted by Sledge or any Sledge Subsidiary (other than to Sledge or a Sledge Subsidiary) currently is in force with respect to any matter relating to Taxes.

(k) Neither Sledge nor any Sledge Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Sledge is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(l) No claim has been made in writing, either during the last five years preceding the date of this Agreement or that remains unresolved, by a Governmental Authority or a jurisdiction where Sledge or any Sledge Subsidiary has not filed Tax Returns that Sledge or such Sledge Subsidiary is or may be subject to taxation by that jurisdiction.

(m) Neither Sledge nor any Sledge Subsidiary will be required to include any income or gain or exclude any deduction or loss for any taxable period or portion thereof after the Closing Date as a result of any (i) change in method of accounting made on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) closing agreement under Section 7121 of the Code (or any similar provision of applicable Law) executed on or prior to the Closing Date, (iv) deferred intercompany gain or excess loss account in the stock of any Sledge Subsidiary as of the Closing Date under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated on or prior to the Closing Date, (v) installment sale or open transaction disposition consummated on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date or (vii) indebtedness discharged in connection with any election under Section 108(i) of the Code (or any similar provision of applicable Law) made on or prior to the Closing Date.

(n) Neither Sledge nor any Sledge Subsidiary is a party to any Contract or arrangement that would result, separately or in the aggregate, in the disallowance of any deductions pursuant to Code Section 162(m).

Section 5.13 Benefit Plans.

(a) Section 5.13(a) of the Sledge Disclosure Letter contains a list of each material (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, (ii) severance, change in control and employment plan, or other Contracts, and (iii) vacation, incentive, bonus, stock option, stock purchase, restricted stock, and stock unit plan, program, arrangement, or policy sponsored, maintained or contributed to by Sledge or any Sledge Subsidiary or under which Sledge or any Sledge Subsidiary has any obligation or liability for the benefit of any current or former director, officer, independent contractor, or employee of Sledge or any Sledge Subsidiary or any spouse, dependent, or beneficiary thereof (collectively, the “Sledge Benefit Plans”). Sledge has made available to Hammer a true and complete copy of (i) each Sledge Benefit Plan (or, in the case of any unwritten Sledge Benefit Plans, a description thereof), (ii) the three most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with respect to each Sledge Benefit Plan (if any such report was required by Law), (iii) the most recent summary plan description (or similar document) and summary of material modifications thereto for each Sledge Benefit Plan for which such a summary plan description is required by Law or was otherwise provided to plan participants or beneficiaries, (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Sledge Benefit Plan, (v) the most recent IRS determination, opinion, or advisory letter issued with respect to each Sledge Benefit Plan, if applicable, or upon which each Sledge Benefit Plan is entitled to rely, and, (vi) the most recent audited financial statements. To the Knowledge of Sledge, each such Form 5500 and each such summary plan description (or similar document) was as of its date true, complete and correct in all material respects.

(b) The Sledge Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable Laws, and have been administered in accordance with their terms and such laws, except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect. Each Sledge Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable IRS determination letter or is maintained under a prototype or volume submitter document and entitled to rely on a favorable opinion or advisory letter that it is qualified under Section 401(a) of the Code (“Sledge Qualified Benefit Plan”) that has not been revoked, and, to the Knowledge of Sledge, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Sledge Qualified Benefit Plan.

(c) All material contributions required to be made under the terms of any of the Sledge Benefit Plans or in accordance with all applicable Laws, including ERISA and the Code, before the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Historic Sledge SEC Documents.

(d) Except for ordinary and usual claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Sledge, threatened Actions with respect to any Sledge Benefit Plan, or inquiry by the IRS or the United States Department of Labor, that could reasonably be expected to result in material liability to Sledge or any Sledge Subsidiary.

(e) Each Sledge Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Sledge Benefit Plan. No Sledge Benefit Plan, agreement, Contract or other arrangement to which Sledge or, to the Knowledge of Sledge, any Sledge Subsidiary is a party or by which any of them is otherwise bound requires Sledge or any Sledge Subsidiary to compensate or reimburse any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

(f) Neither Sledge nor any Sledge Subsidiary provides any medical, disability or life insurance benefits under any Sledge Benefit Plan after termination of employment other than as required under Section 4980B of the Code or similar law or pursuant to any employment agreement or offer letter for a period not in excess of that required by Section 4980B of the Code.

(g) Neither Sledge nor any Sledge Subsidiary of a Sledge Benefit Plan has engaged in a nonexempt “prohibited transaction” (described in Section 4975 of the Code or Section 406 of ERISA) that would subject Sledge or any Sledge Subsidiary to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

(h) Sledge has no direct or contingent liability with respect to (i) an employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) or Section 9001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Code Section 413(c), or (iv) a multiple employer welfare arrangement as defined in ERISA Section 3(40). Sledge and its ERISA Affiliates have not incurred, and there are no circumstances under which either could reasonably be expected to incur, any liability under Title IV of ERISA or Section 412 of the Code.

(i) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result, separately or in the aggregate, in the payment, acceleration, vesting or enhancement of any compensation or benefits, including the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 5.14 Employees and Labor Matters.

(a) Neither Sledge nor any Sledge Subsidiary is a party to or bound by any material labor contract, material collective bargaining contract or material Contract with any works council that pertains to employees of

Sledge or any Sledge Subsidiary and, to the Knowledge of Sledge, (i) no labor union, labor organization, works council, or group of employees of Sledge or any Sledge Subsidiary has made a pending demand for recognition or certification, (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by or otherwise performing services for Sledge or any Sledge Subsidiary (the “Sledge Employees”) since January 1, 2014, and (iii) none of the Sledge Employees has engaged in any union organizing activity since January 1, 2014. There are no material labor strikes, disputes, lockouts, slowdowns or stoppages pending or, to the Knowledge of Sledge, threatened against Sledge or any Sledge Subsidiary. Neither Sledge nor any Sledge Subsidiary is required to provide notice to any work council or similar representative body prior to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, except where the failure to provide such notice would not, individually or in the aggregate, reasonably be expected to (i) result in material liability to Sledge and the Sledge Subsidiaries, taken as a whole, or (ii) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, there are no pending or, to the Knowledge of Sledge, threatened material lawsuits, administrative charges, controversies, grievances or claims by any Sledge Employee, independent contractor, former Sledge Employee, or former independent contractor of Sledge or any Sledge Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority with respect to his or her employment or contractor relationship, compensation, terms of employment, termination of employment, employee benefits (except that arise in the ordinary course of business), or any other employment-related issue.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, there are no pending or, to the Knowledge of Sledge, threatened material Actions or investigations by any Governmental Authority to which Sledge or any Sledge Subsidiary is a party relating to the employment practices of Sledge or any Sledge Subsidiary, including Actions or investigations relating to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, meal and rest breaks, occupational safety and health, employee whistle-blowing, immigration and employment eligibility verification, employee privacy, background checks and other consumer reports regarding employees or applicants and classification of employees, consultants and independent contractors.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, Sledge and each Sledge Subsidiary is, and for the past five years has been, in compliance with all applicable Laws governing the employment of labor, including all contractual commitments and all such laws relating to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, meal and rest breaks, occupational safety and health, employee whistle-blowing, immigration and employment eligibility verification, employee privacy, background checks and other consumer reports regarding employees and applicants, employment practices, classification of employees, consultants and independent contractors, collective bargaining, unemployment insurance, the collection and payment of withholding and/or social security Taxes or any similar Tax or workers’ compensation, including the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, ERISA, the Fair Labor Standards Act, the Americans with Disabilities Act, the Occupational Safety and Health Act, the Family Medical and Leave Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Equal Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246 and any other executive orders or regulations governing affirmative action and equal employment opportunities, EEO and VETS-100 reporting obligations, the Immigration Reform and Control Act and all similar Laws to the extent such Laws apply to Sledge or any Sledge Subsidiary.

Section 5.15 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, with respect to all (i) issued patents and pending patent applications, (ii) federal, both United States and foreign jurisdictions, trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by Sledge or any other Sledge Subsidiary, (A) either Sledge or a Sledge Subsidiary is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) no Action is pending or, to the Knowledge of Sledge, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, (i) no Intellectual Property owned or used by Sledge or any Sledge Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of Sledge, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of Sledge or any Sledge Subsidiary, and (iii) Sledge and the Sledge Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property used to conduct their business as currently conducted. Since January 1, 2014, none of Sledge or the Sledge Subsidiaries has received any written or, to the Knowledge of Sledge, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any Third Party. Neither the execution and delivery of this Agreement by Sledge, nor the performance of this Agreement by Sledge, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Sledge or any of the Sledge Subsidiaries in any Intellectual Property except as has not had and would not individually or in the aggregate, reasonably be expected to have a Sledge Material Adverse Effect.

(c) Sledge and the Sledge Subsidiaries have taken commercially reasonable steps to maintain and protect the Intellectual Property that is material to their business (“Sledge Material Intellectual Property”). All Sledge Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in all material respects in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Sledge, adequate for protection. To the Knowledge of Sledge, there has been no unauthorized disclosure of any Sledge Material Intellectual Property. No Person has asserted in writing that it has, and to the Knowledge of Sledge, no such Person has, any material right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Sledge Material Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business).

(d) Sledge and the Sledge Subsidiaries are, and during the past five years have been, in compliance in all material respects with all applicable Privacy Obligations. Sledge and the Sledge Subsidiaries have put in place reasonable and appropriate security measures to protect any Covered Personal Information in its possession from illegal or unauthorized access, use, or disclosure, including a written information security program that includes appropriate controls that have been regularly tested and reviewed. To the Knowledge of Sledge, no person has gained unauthorized access to any Covered Personal Information held by Sledge or any Sledge Subsidiary or otherwise held or processed on their behalf, which has resulted in the misappropriation of such Covered Personal Information. The consummation of the transactions contemplated hereby, including any transfer of Covered Personal Information resulting from such transactions, will not materially violate any Privacy Obligation as it currently exists or as it existed at any time during which any of such Covered Personal Information was collected or obtained. Sledge and the Sledge Subsidiaries have not been notified in writing of and, to the Knowledge of Sledge, are not the subject of any Action related to data security or privacy. No Person (including any Governmental Authority) has made any claim or, to the Knowledge of Sledge, commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Sledge or its Subsidiaries (or any of their employees, contractors, or subcontractors).

(e) Section 5.15(e) of the Sledge Disclosure Letter lists all material Security Breaches which have occurred during the past five years and which Sledge has Knowledge of. For each such Security Breach, Sledge or the Sledge Subsidiaries have taken all necessary steps and remedial measures to prevent the reoccurrence of such Security Breach and has complied in all material respects with the notification requirements of applicable Law. Sledge and the Sledge Subsidiaries have taken reasonable steps to prevent the occurrence of any Security Breach and, to the Knowledge of Sledge, no vulnerabilities or weaknesses exist in the facilities, information technology systems, or data security practices or procedures (including those of any Third Party Service Provider) of Sledge and the Sledge Subsidiaries which could reasonably be expected to result in a material Security Breach.

Section 5.16 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, (a) no notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed and no Action or investigation is pending or, to the Knowledge of Sledge, is threatened relating to Sledge, any of the Sledge Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance, (b) there have been no releases of Hazardous Substances at any properties that are owned, operated, leased or used by Sledge or any Sledge Subsidiary in connection with the operations of Sledge or any Sledge Subsidiary thereon, or to the Knowledge of Sledge, at properties that were formerly owned, operated, leased or used by Sledge or any Sledge Subsidiary, and (c) there are no liabilities or obligations of Sledge or any of the Sledge Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of Sledge, there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.17 Properties.

(a) Sledge or any other Sledge Subsidiary, as the case may be, holds good, valid and marketable title to the Sledge Owned Real Property free and clear of Liens other than Permitted Liens. Section 5.17(a) of the Sledge Disclosure Letter sets forth a true, complete and correct list of all Sledge Owned Real Property as of the date hereof.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, Sledge and the Sledge Subsidiaries have (i) valid and enforceable leasehold interests in all real property in which Sledge or such Sledge Subsidiaries hold an interest pursuant to a lease, sublease, license or other similar written agreement (the “Sledge Leased Real Property”, and such leases, subleases, licenses or other similar written agreements, the “Sledge Real Property Leases”), and (ii) good title, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as now being conducted, in each of clauses (i) – (ii), free and clear of Liens other than Permitted Liens. Section 5.17(b) of the Sledge Disclosure Letter sets forth a true, complete and correct list of all Sledge Leased Real Property as of the date hereof.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, (i) each Sledge Real Property Lease is valid and in full force and effect and (ii) none of Sledge or any of the Sledge Subsidiaries, nor, to the Knowledge of Sledge, any other party to a Sledge Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Sledge Real Property Lease, and none of Sledge or any of the Sledge Subsidiaries has received notice that it has breached, violated or defaulted under any Sledge Real Property Lease.

(d) The Sledge Leased Real Property constitutes all real property necessary for the conduct of the business of Sledge and the Sledge Subsidiaries, taken as a whole, as currently conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, neither Sledge nor any other Sledge Subsidiary has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and to Sledge’s Knowledge there are no such Actions threatened, affecting any portion of the Sledge Leased Real Property and neither Sledge nor any other Sledge Subsidiary has received written notice of the existence of any Order or of any pending Action relating to the ownership, lease, use, occupancy or operation by any Person of the Sledge Leased Real Property. Neither Sledge nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the Sledge Leased Real Property or any material portion thereof. Neither Sledge nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the material Sledge Leased Real Property or any material portion thereof. Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, each Sledge Leased Real Property and all buildings and improvements located on the Sledge Leased Real Property are in a state of good operating condition, subject to reasonable wear and tear, and all mechanical and utility systems servicing such improvements are in good condition.

Section 5.18 Material Contracts.

(a) Section 5.18(a) of the Sledge Disclosure Letter sets forth a list of each Contract (other than a Sledge Benefit Plan or a Sledge Real Property Lease) in effect as of the date hereof to which Sledge or any Sledge Subsidiary is a party or by which any of its properties or assets are bound that:

(i) is required to be filed as an exhibit to Sledge’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act or is required to be disclosed pursuant to Item 404 of Regulation S-K;

(ii) obligates Sledge or any Sledge Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to Sledge or any Sledge Subsidiary;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Sledge or any Sledge Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by Sledge or any Sledge Subsidiary or the geographic area in which Sledge or any Sledge Subsidiary may conduct business;

(iv) obligates Sledge or any Sledge Subsidiary to indemnify any past or present directors, officers, or employees of Sledge or any Sledge Subsidiary pursuant to which Sledge or any Sledge Subsidiary is the indemnitor (other than the Sledge Governing Documents or organizational or governing documents of the Sledge Subsidiaries);

(v) constitutes an Indebtedness obligation of Sledge or any Sledge Subsidiary (other than owed to any other Sledge Subsidiary) with an outstanding principal amount as of the date hereof greater than $1,000,000;

(vi) requires Sledge or any Sledge Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii) constitutes a loan to any Person (other than a loan to any other Sledge Subsidiary) by Sledge or any Sledge Subsidiary in an amount in excess of $1,000,000;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of, or any Contract involving a sharing of revenues, profits, losses, costs or liabilities by, the Sledge or any Sledge Subsidiary with a third party;

(x) prohibits the pledging of the capital stock of Sledge or any Sledge Subsidiary or prohibits the issuance of guarantees by any Sledge Subsidiary;

(xi) is with a Governmental Authority (other than payor, participation or similar Contracts to participate in any Government Reimbursement Program);

(xii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $1,000,000;

(xiii) is an employment Contract or consulting Contract that could reasonably be expected to result in annual payments in excess of $250,000 and cannot be terminated by Sledge or the applicable Sledge Subsidiary on less than 90 days’ notice without payment of any penalty, severance or other termination payment;

(xiv) is a collective bargaining agreement or other Contract with any labor organization, union, works council or association;

(xv) is any license, sublicense, option, development or collaboration agreement or other Contract relating to Sledge Material Intellectual Property (excluding Commercial Off-the-Shelf Software, and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business), in each case that (A) could result in annual payments, individually, in excess of $500,000 or (B) grants an exclusive license or any exclusive rights to any Sledge Material Intellectual Property;

(xvi) is any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Sledge or any Sledge Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses in an amount in excess of $1,000,000; or

(xvii) is any agreement that by its terms limits the payment of dividends or other distributions by Sledge or any Sledge Subsidiary.

(b) Each Contract in any of the categories set forth in Section 5.18(a) to which Sledge or any Sledge Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Sledge Material Contract.”

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, each Sledge Material Contract is legal, valid, binding and enforceable on Sledge and each Sledge Subsidiary that is a party thereto and, to the Knowledge of Sledge, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, Sledge and each Sledge Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Sledge Material Contract and, to the Knowledge of Sledge, each other party thereto has performed all obligations required to be performed by it under such Sledge Material Contract prior to the date hereof. None of Sledge or any Sledge Subsidiary, nor, to the Knowledge of Sledge, any other party thereto, is in breach or violation of, or default under, any Sledge Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Sledge Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect. None of Sledge or any Sledge Subsidiary has received notice of any violation or default under any Sledge Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect. Since December 31, 2016 and as of the date hereof, neither Sledge nor any Sledge Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Sledge Material Contract.

Section 5.19 Insurance. Sledge maintains insurance policies (including policies providing casualty, liability, and workers compensation coverage) and fidelity bonds or other insurance Contracts providing coverage for Sledge and the Sledge Subsidiaries, except for any failure to maintain such coverage as would not be material (the “Sledge Insurance Policies”). Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, all premiums due and payable under all Sledge Insurance Policies have been paid, and Sledge and the Sledge Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Sledge Insurance Policies. No written notice of cancellation or termination has been received by Sledge or any Sledge Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually or in the aggregate, would not reasonably be expected to have a Sledge Material Adverse Effect, each of Sledge and the other Sledge Subsidiaries is, and since January 1, 2014 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

Section 5.20 Related Party Transactions. Except as (i) set forth in Section 5.20 of the Sledge Disclosure Letter or (ii) described in the publicly available Historic Sledge SEC Documents, no agreements, arrangements or understandings between Sledge or any Sledge Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among Sledge and Sledge Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.21 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.21 of the Sledge Disclosure Letter) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sledge or any Sledge Subsidiary.

Section 5.22 Opinion of Financial Advisor. The Sledge Board has received the opinion of Guggenheim Securities, LLC, to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications, conditions and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Sledge Common Stock (other than Hammer and its Affiliates). Sledge will deliver to Hammer a complete and correct copy of such written opinion promptly after the date hereof solely for informational purposes.

Section 5.23 Takeover Statutes. Assuming that neither Hammer nor Merger Sub nor any of its “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of Sledge, in each case as defined in Section 203 of the DGCL, the Sledge Board has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. Furthermore, neither Sledge nor any of its “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “affiliated shareholder” of Hammer, in each case as defined in Section 21.601 of the DGCL. No other Takeover Statutes or any provision contained in the Sledge Charter or Sledge Bylaws are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of Sledge Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.24 Information Supplied. None of the information relating to Sledge or any Sledge Subsidiary contained or incorporated by reference in the Joint Proxy Statement or the Form S-4 that is provided by Sledge or any Sledge Subsidiary for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement or any other document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Joint Proxy Statement, including any amendment or supplement thereto, at the time of the mailing thereof, at the time of the Sledge Stockholders Meeting, at the time the Form S-4 is declared effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by Sledge with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Sledge is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to Sledge, their officers, directors and partners and the Sledge Subsidiaries (or other information supplied by or on behalf of Sledge or any Sledge Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or information supplied or incorporated by reference by or on behalf of Hammer, Merger Sub or their Affiliates.

Section 5.25 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 5, neither Sledge nor any other Person acting on its behalf has made any representation or warranty, expressed or implied, with respect to Sledge or any Sledge Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Sledge or any Sledge Subsidiary. In particular, without limiting the foregoing disclaimer, neither Sledge nor any other Person acting on its behalf makes or has made any representation or warranty to Hammer or any of its respective Affiliates or Representatives with respect to, except for the representations and warranties made by Sledge in this Article 5, any oral or written information presented to Hammer or any of its respective Affiliates or Representatives in the course of their due diligence of Sledge, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Sledge acknowledges and agrees that neither Hammer nor any other Person acting on its behalf has made or is making any representations or warranties relating to Hammer whatsoever, express or implied, beyond those expressly given by Hammer in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding Hammer furnished or made available to Sledge or any of their respective Representatives.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by Hammer.

(a) Hammer covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Sledge (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the Hammer Disclosure Letter, Hammer shall, and shall cause each of the Hammer Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties.

(b) Without limiting the foregoing, Hammer covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Sledge (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the Hammer Disclosure Letter, Hammer shall not, and shall not cause or permit any Hammer Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the Hammer Governing Documents or (B) such equivalent organizational or governing documents of any Hammer Subsidiary material to Hammer and the Hammer Subsidiaries;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Hammer or any Hammer Subsidiary (other than any Wholly Owned Hammer Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Hammer or any Hammer Subsidiary or other equity securities or ownership interests in Hammer or any Hammer Subsidiary, except for (A) the declaration and payment of dividends or other distributions to Hammer by any directly or indirectly Wholly Owned Hammer Subsidiary and (B) distributions by any Hammer Subsidiary that is not wholly owned, directly or indirectly, by Hammer, in accordance with the requirements of the organizational documents of such Hammer Subsidiary;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Hammer or a Hammer Subsidiary (other than the acceptance of shares of Hammer Common Stock as payment for withholding taxes incurred in connection with the vesting or settlement of equity awards granted pursuant to the Hammer Equity Incentive Plans);

(v) except for transactions among Hammer and one or more Wholly Owned Hammer Subsidiaries or among one or more Wholly Owned Hammer Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of Hammer or any of the Hammer Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Hammer or any of the Hammer Subsidiaries’ capital stock or other equity interests, other than (A) the issuance of Hammer Common Stock upon the exercise of stock options outstanding as of the date hereof in accordance with their terms or (B) the issuance of nonvested common stock awards pursuant to the Hammer Equity Incentive Plans in the ordinary course of business consistent with past practice and subject to the limitations set forth in Section 6.1(b)(v) of the Hammer Disclosure Letter;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, in each case with a value or purchase price that, individually or in the aggregate, exceeds $5,000,000;

(vii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, in each case with a value or purchase price that, individually or in the aggregate, exceeds $1,000,000, except in the ordinary course of business consistent with past practice;

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Hammer or any of the Hammer Subsidiaries, except (A) funding any transactions permitted by this Section 6.1(b), (B) Indebtedness that does not, in the aggregate, exceed $1,000,000, and (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Hammer compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by Hammer or a Wholly Owned Hammer Subsidiary to Hammer or a Wholly Owned Hammer Subsidiary;

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Hammer Material Contract (or any Contract that, if existing as of the date hereof, would be a Hammer Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Hammer Material Contract that occurs automatically without any action (other than notice of renewal) by Hammer or any Hammer Subsidiary, (B) as may be reasonably necessary to comply with the terms of this Agreement or (C) in the ordinary course of business consistent with past practice;

(xi) make any payment, direct or indirect, of any material liability of Hammer or any Hammer Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any claim or Action against Hammer or any Hammer Subsidiary, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Hammer included in the Hammer SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $500,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Hammer or any Hammer Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Hammer or any of the Hammer Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of Hammer Common Stock, are made in accordance with Section 7.6(c);

(xiii) (A) hire or terminate any officer or director of Hammer or any Hammer Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Hammer’s directors or officers, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Hammer Benefit Plan or other compensation or employee benefits arrangement, except in the ordinary course of business consistent with past practice or as may be required to comply with applicable Law;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at June 30, 2017, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv) enter into any new line of business that would be material to Hammer and the Hammer Subsidiaries, taken as a whole;

(xvi) form any new funds, joint ventures or other pooled investment vehicles;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund;

(xix) take any action that would, or fail to take any action, the failure of which would, reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Sections 368(a) of the Code;

(xx) make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) in a manner that would not reasonably be expected to be materially adverse to Hammer or to prevent or impair the ability of Hammer or Merger Sub to consummate the Merger;

(xxii) make any payment, distribution or transfer of assets to its Affiliates (other than Hammer and any Hammer Subsidiary) except in such amount and as expressly contemplated by this Agreement; or

(xxiii) authorize, or enter into any Contract to do any of the foregoing.

Section 6.2 Conduct of Business by Sledge.

(a) Sledge covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Hammer (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the Sledge Disclosure Letter, Sledge shall, and shall cause each of the Sledge Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties.

(b) Without limiting the foregoing, Sledge covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by Hammer (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the Sledge Disclosure Letter, Sledge shall not, and shall not cause or permit any Sledge Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the Sledge Governing Documents or (B) such equivalent organizational or governing documents of any Sledge Subsidiary material to Sledge and the Sledge Subsidiaries;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Sledge or any Sledge Subsidiary (other than any Wholly Owned Sledge Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Sledge or any Sledge Subsidiary or other equity securities or ownership interests in Sledge or any Sledge Subsidiary, except for (A) the declaration and payment of dividends or other distributions to Sledge by any directly or indirectly Wholly Owned Sledge Subsidiary and (B) distributions by any Sledge Subsidiary that is not wholly owned, directly or indirectly, by Sledge, in accordance with the requirements of the organizational documents of such Sledge;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Sledge or a Sledge Subsidiary (other than the acceptance of shares of Sledge Common Stock as payment for withholding taxes incurred in connection with the vesting or settlement of equity awards granted pursuant to the Sledge Equity Incentive Plans);

(v) except for transactions among Sledge and one or more Wholly Owned Sledge Subsidiaries or among one or more Wholly Owned Sledge Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of Sledge or any of the Sledge Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Sledge or any of the Sledge Subsidiaries’ capital stock or other equity interests, other than (A) the issuance of Sledge Common Stock upon the exercise of stock options outstanding as of the date hereof in accordance with their terms, or (B) the issuance of stock options or nonvested common stock awards pursuant to the Sledge Equity Incentive Plans in the ordinary course of business consistent with past practice and subject to the limitations set forth in Section 6.2(b)(v) of the Sledge Disclosure Letter;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, in each case with a value or purchase price that, individually or in the aggregate, exceeds $5,000,000;

(vii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, in each case with a value or purchase price that, individually or in the aggregate, exceeds $1,000,000, except in the ordinary course of business consistent with past practice;

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Sledge or any of the Sledge Subsidiaries, except (A) funding any transactions permitted by this Section 6.2(b), (B) Indebtedness that does not, in the aggregate, exceed $1,000,000, and (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Sledge compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by Sledge or a Wholly Owned Sledge Subsidiary to Sledge or a Wholly Owned Sledge Subsidiary;

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Sledge Material Contract (or any Contract that, if existing as of the date hereof, would be a Sledge Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Sledge Material Contract that occurs automatically without any action (other than notice of renewal) by Sledge or any Sledge Subsidiary, (B) as may be reasonably necessary to comply with the terms of this Agreement or (C) in the ordinary course of business consistent with past practice;

(xi) make any payment, direct or indirect, of any material liability of Sledge or any Sledge Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any claim or Action against Sledge or any Sledge Subsidiary, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Sledge included in the Sledge SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $500,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Sledge or any Sledge Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Sledge or any of the Sledge Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.2(b)(xviii)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of Sledge Common Stock, are made in accordance with Section 7.6(c);

(xiii) (A) hire or terminate any officer or director of Sledge or any Sledge Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Sledge’s directors or officers, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Sledge Benefit Plan or other compensation or employee benefits arrangement, except in the ordinary course of business consistent with past practice or as may be required to comply with applicable Law;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at June 30, 2017, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv) enter into any new line of business that would be material to Sledge and the Sledge Subsidiaries, taken as a whole;

(xvi) form any new funds, joint ventures or other pooled investment vehicles;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund;

(xix) take any action that would, or fail to take any action, the failure of which would, reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Sections 368(a) of the Code;

(xx) make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) in a manner that would not reasonably be expected to be materially adverse to Sledge or to prevent or impair the ability of Sledge or Merger Sub to consummate the Merger;

(xxii) make any payment, distribution or transfer of assets to its Affiliates (other than Sledge and any Sledge Subsidiary) except in such amount and as expressly contemplated by this Agreement; or

(xxiii) authorize, or enter into any Contract to do any of the foregoing.

Section 6.3 No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) Sledge, directly or indirectly, the right to control or direct Hammer or any Hammer Subsidiary’s operations prior to the Effective Time, or (ii) Hammer, directly or indirectly, the right to control or direct Sledge or any Sledge Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, (i) Hammer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Hammer Subsidiaries’ respective operations and (ii) Sledge shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Sledge Subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Form S-4 and the Joint Proxy Statements; Stockholder Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) Hammer and Sledge shall prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form with respect to the Hammer Stockholders Meeting and the Sledge Stockholders Meeting and (ii) Hammer and Sledge shall prepare, and Hammer shall cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include the Joint Proxy Statement, to register under the Securities Act the shares of Hammer Common Stock to be issued in the Merger. Each of Hammer and Sledge shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to permit the Hammer Common Stock to be issued in the Merger, unless this Agreement is terminated pursuant to Article 9. Each of Hammer and Sledge shall furnish all information concerning itself, its Affiliates and the holders of its capital stock as may be reasonably requested by the other Party and provide such other Party assistance as may be reasonably requested by the other Party in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. For the avoidance of doubt, no filing of, or amendment or supplement to, the Form S-4 will be made by Hammer, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Hammer or Sledge, in each case without providing the other Party with a reasonable opportunity to review and comment thereon. Each Party shall promptly notify the other Party of any comments it receives from the SEC or any request it receives from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other Party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. Each of Hammer and Sledge shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each Party shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response)

and shall give due consideration to all reasonable changes provided by the other Party. Each of Hammer and Sledge shall notify the other Party, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the shares of Hammer Common Stock to be issued in the Merger, and Hammer and Sledge shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Hammer and Sledge shall also use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of Hammer Common Stock to be issued in the Merger, and each of Hammer and Sledge shall furnish all information as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the Effective Time, any information relating to Hammer or Sledge, or any of their respective Affiliates, should be discovered by Hammer or Sledge which, in the reasonable judgment of Hammer or Sledge, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party, and Hammer and Sledge shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Hammer and stockholders of Sledge. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.25, Section 5.23 and this Section 7.1, any information concerning or related to Hammer, its Affiliates or the Hammer Stockholders Meeting will be deemed to have been provided by Hammer, and any information concerning or related to Sledge, its Affiliates or the Sledge Stockholders Meeting will be deemed to have been provided by Sledge.

(c) As promptly as practicable following the date on which the Form S-4 has been declared effective, Hammer shall, in accordance with applicable Law and the Hammer Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Hammer Stockholders Meeting for the purpose of obtaining the Hammer Stockholder Approval and the approval of the Amended and Restated Hammer Charter; provided, that such record date shall not be more than sixty (60) days, and not less than ten (10) days, prior to the date of the Hammer Stockholders Meeting. Hammer shall use its reasonable best efforts to cause the definitive Joint Proxy Statement to be mailed to Hammer’s stockholders entitled to vote at the Hammer Stockholders Meeting and to hold the Hammer Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Hammer shall, through the Hammer Board, recommend to its stockholders that they give the Hammer Stockholder Approval and the approval of the Amended and Restated Hammer Charter, include the Hammer Board Recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Hammer Stockholder Approval and the approval of the Amended and Restated Hammer Charter, except to the extent that the Hammer Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(c); provided, however, that Hammer’s obligation to duly call, give notice of, convene and hold the Hammer Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Hammer Stockholders Meeting is scheduled, (i) Hammer has not received proxies representing a sufficient number of shares of Hammer Common Stock to obtain the Hammer Stockholder Approval, whether or not a quorum is present, or (ii) the Hammer Board has determined in good faith after consultation with outside counsel that it is advisable to allow reasonable additional time for the filing and mailing of supplemental or amended disclosure to be disseminated and reviewed by Hammer’s stockholders prior to the Hammer Stockholders Meeting, which supplemental or amended disclosure has been determined by the Hammer Board in good faith after consultation with outside counsel to be necessary under applicable Law, Hammer shall have the right to make one or more successive postponements or adjournments of the Hammer Stockholders Meeting (provided, however, that the Hammer Stockholders Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days in the aggregate, in the case of clause (i), or ten (10) Business Days in the aggregate, in the case of clause (ii), after the date for which the Hammer Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, further, other than pursuant to clause (ii) of this Section, the Hammer Stockholders Meeting may not be postponed or adjourned on the date the Hammer Stockholders Meeting is scheduled if Hammer shall have received proxies in respect of an aggregate number of shares of Hammer Common Stock, which have not been withdrawn, such that the Hammer Stockholder Approval will be obtained at such meeting. Hammer shall, upon the reasonable request of Sledge, advise Sledge at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Hammer Stockholders Meeting as to the aggregate tally of proxies received by Hammer with respect to the Hammer Stockholder Approval.

(d) As promptly as practicable following the date on which the Form S-4 has been declared effective, Sledge shall, in accordance with applicable Law and the Sledge Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Sledge Stockholders Meeting for the purpose of obtaining the Sledge Stockholder Approval (and no other matters shall be submitted at such meeting unless consented to by Hammer in its sole discretion); provided, that such record date shall not be more than sixty (60) days, and not less than ten (10) days, prior to the date of the Sledge Stockholders Meeting. Sledge shall use its reasonable best efforts to cause the definitive Joint Proxy Statement to be mailed to Sledge’s stockholders entitled to vote at the Sledge Stockholders Meeting and to hold the Sledge Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Sledge shall, through the Sledge Board, recommend to its stockholders that they give the Sledge Stockholders Approval, include the Sledge Board Recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Sledge Stockholder Approval, except to the extent that the Sledge Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(c); provided, however, that Sledge’s obligation to duly call, give notice of, convene and hold the Sledge Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the Sledge Stockholders Meeting is scheduled, (i) Sledge has not received proxies representing a sufficient number of shares of Sledge Common Stock to obtain the Sledge Stockholder Approval, whether or not a quorum is present, or (ii) the Sledge Board has determined in good faith after consultation with outside counsel that it is advisable to allow reasonable additional time for the filing and mailing of supplemental or amended disclosure to be disseminated and reviewed by Sledge’s stockholders prior to the Sledge Stockholders Meeting, which supplemental or amended disclosure has been determined by the Sledge Board in good faith after consultation with outside counsel to be necessary under applicable Law, Sledge shall have the right to make one or more successive postponements or adjournments of the Sledge Stockholders Meeting (provided, however, that the Sledge Stockholders Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days in the aggregate, in the case of clause (i), or ten (10) Business Days in the aggregate, in the case of clause (ii), after the date for which the Sledge Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, further, other than pursuant to clause (ii) of this Section, the Sledge Stockholders Meeting may not be postponed or adjourned on the date the Sledge Stockholders Meeting is scheduled if Sledge shall have received proxies in respect of an aggregate number of shares of Sledge Common Stock, which have not been withdrawn, such that Sledge Stockholder Approval will be obtained at such meeting. Sledge shall, upon the reasonable request of Hammer, advise Hammer at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Sledge Stockholders Meeting as to the aggregate tally of proxies received by Sledge with respect to the Sledge Stockholder Approval.

(e) Hammer and Sledge will use their respective reasonable best efforts to hold the Hammer Stockholders Meeting and the Sledge Stockholders Meeting on the same date (it being understood that if the Hammer Stockholders Meeting or the Sledge Stockholders Meeting is adjourned pursuant to clause (i) or (ii) of Section 7.1(c) or Section 7.1(d), as applicable, the other Party may postpone or adjourn its stockholders or stockholders meeting, as applicable, to the same time and date).

Section 7.2 Access to Information; Confidentiality.

(a) During the Interim Period, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to, furnish reasonably promptly to the other Parties a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege). The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Effective Time, the Parties shall not, and shall direct their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3 No Solicitation; Acquisition Proposals.

(a) Except as expressly permitted by this Section 7.3, neither Sledge nor Hammer shall, and Sledge shall cause each of the Sledge Subsidiaries and Hammer shall cause each of the Hammer Subsidiaries not to, and shall instruct and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Sledge, Hammer or their respective Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (iii) enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to this Section 7.3(a)), (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute (other than to the extent the Hammer Board or the Sledge Board, as applicable, determines in good faith (after consultation with outside counsel) that failure to take any of such actions under clause (iv) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law) or (v) agree, approve, recommend or propose to do any of the foregoing. Each of Hammer and Sledge shall, and shall cause each of the Hammer Subsidiaries and the Sledge Subsidiaries, respectively, and shall use its reasonable best efforts to cause its and their Representatives to, (A) immediately cease and cause to be terminated all existing negotiations with any Person and its Representatives (other than the Parties or any of their Representatives) conducted heretofore with respect to any Acquisition Proposal, (B) enforce any confidentiality or standstill agreement or provisions of similar effect (subject to the parenthetical in clause (iv) of this Section 7.3(a)) to which Hammer or Sledge, as applicable, or any of their subsidiaries is a party or of which Hammer or Sledge, as applicable, or any of their subsidiaries is a beneficiary with regards to any Acquisition Proposal, and (C) request the prompt return or destruction, to the extent permitted by any confidentiality agreement, of all non-public information or data previously furnished to any such Person and its Representatives with respect to any Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, its subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Hammer Stockholder Approval or the Sledge Stockholder Approval, as applicable, (1) Hammer or Sledge, as applicable, receives a written Acquisition Proposal that was not the result of a violation of this Section 7.3(a) and (2) the Hammer Board or the Sledge Board, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and determines in good faith (after consultation with outside counsel) that its failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then such Party may (and may authorize its Subsidiaries and its Representatives to) (x) furnish non-public information or data with respect to itself and its subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that (i) any non-public information or data provided to any such Person given such access shall have previously been provided to the other Party or shall be provided (to the extent permitted by applicable Law) to the other Party prior to or substantially concurrently with the time it is provided to such Person and (ii) no non-public information or data with respect to the other Party shall be provided to any such Person, and (y) participate in discussions and negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal solely to clarify and understand the terms of an Acquisition Proposal so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal.

(b) Except as provided in Section 7.3(c), neither the Hammer Board nor the Sledge Board shall (i) fail to make or shall withdraw (or modify or qualify in any manner adverse to the other Party or publicly propose to withdraw, modify or qualify in any manner adverse to the other Party) the Hammer Board Recommendation or the Sledge Board Recommendation, respectively, or the determination of the advisability to its stockholders of the Merger, the issuance of Hammer Common Stock in the Merger, the Amended and Restated Hammer Charter and the other transactions contemplated hereby, as applicable, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the Hammer Board Recommendation or the Sledge Board Recommendation, respectively, in whole or in part in the Joint Proxy Statement or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five (5) Business Days after it is announced or (v) fail, within ten (10) Business Days of a request by the other Party following the public announcement of an Acquisition Proposal, to reaffirm the Hammer Board Recommendation or the Sledge Board Recommendation, as applicable (each such action set forth in this Section 7.3(b) being referred to herein as an “Adverse Recommendation Change”)

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Hammer Stockholder Approval or the Sledge Stockholder Approval, as applicable, and following the compliance with this Section 7.3(c), the Hammer Board or the Sledge Board may, if such Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, make an Adverse Recommendation Change; provided, that prior to effecting an Adverse Recommendation Change, (i) Hammer or Sledge, as applicable, shall notify the other Party in writing, at least five (5) Business Days prior to effecting such Adverse Recommendation Change (the “Notice Period”), of its intention to effect such Adverse Recommendation Change (which notice shall specify in reasonable detail the basis for the Adverse Recommendation Change and, if such Adverse Recommendation Change is based upon receipt of a Superior Proposal, shall include the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and include copies of the current drafts of all material agreements between such Party and the party making such Superior Proposal and any other material documents or agreements that relate to such Superior Proposal (it being understood and agreed that such notice or the public disclosure by such Party of such notice shall not in and of itself constitute an Adverse Recommendation Change)), (ii) during the Notice Period, the Party providing such notice shall negotiate with the other Party in good faith (to the extent such other Party wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that failure to make an Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with such Party’s Board’s fiduciary duties under applicable Law, and (iii) the applicable Party’s Board shall determine, after the close of business on the last day of the Notice Period, in good faith (after consultation with outside counsel and after giving effect to any adjustments proposed by the other Party in writing during the Notice Period) that failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with such Board’s fiduciary duties under applicable Law; provided, however, that in the event of any material change to the material terms of such Superior Proposal, Hammer or Sledge, as applicable, shall, in each case, have delivered to the other Party an additional notice consistent with that described in clause (i) above and the Notice Period shall have recommenced (in which case such Notice Period shall be for three (3) Business Days instead of five (5) Business Days).

(d) Hammer or Sledge, as applicable, shall promptly (and in any event, within one (1) Business Day) notify the other Party after it or any of its subsidiaries or any of their respective Representatives has received any Acquisition Proposal or inquiry, proposal or offer to enter into or seeking to have discussions or negotiations relating to a possible Acquisition Proposal. Such notice to the other Party shall indicate the identity of the Person making and include the material terms and conditions of such Acquisition Proposal, inquiry, proposal or offer (including a complete copy thereof if in writing and any related documents or correspondence). Following the date hereof, each Party shall keep the other Party reasonably informed orally and in writing on a current basis (and in any event, no later than one (1) Business Day) of any material developments, discussions or negotiations regarding any Acquisition Proposal including providing a copy of all material documentation (including drafts) or material correspondence with respect thereto and upon the request of such other Party shall apprise the other Party of the status and details of such Acquisition Proposal. Each Party agrees that it and its subsidiaries will not enter into any agreement with any Person subsequent to the date hereof which prohibits such Party from providing any information to the other Party in accordance with, or from otherwise complying with the terms of, this Section 7.3.

(e) Nothing contained in this Section 7.3 shall prohibit Hammer or the Hammer Board, or Sledge or the Sledge Board, respectively, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of Hammer or Sledge, as applicable, if, in the good faith judgment of such Board (after consultation with outside counsel), failure to so disclose would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and disclosure referred to in clauses (i) and (ii) shall not be deemed to be an Adverse Recommendation Change so long as (A) any such disclosure includes the Hammer Board Recommendation or the Sledge Board Recommendation, as applicable, without any modification or qualification thereof or continues the prior recommendation of the Hammer Board or the Sledge Board, respectively, and (B) does not contain an express Adverse Recommendation Change; provided, that in no event shall this Section 7.3(e) affect either Party’s obligations specified in Section 7.3(b).

(f) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal, offer, or inquiry from any Person or group of Persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of or for assets or businesses of Hammer and the Hammer Subsidiaries or Sledge and the Sledge Subsidiaries, as applicable, that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on fair market value) of Hammer and the Hammer Subsidiaries or Sledge and the Sledge Subsidiaries, respectively, taken as a whole, immediately prior to such transaction or (B) of or for 20% or more of any class of capital stock, other equity security or voting power of Hammer or Sledge (or any resulting parent company of Hammer or Sledge), in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any bona fide unsolicited Acquisition Proposal made after the date hereof (with all percentages included in the definition of “Acquisition Proposal” increased to 50%), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that (A) if consummated, would be more favorable to the stockholders of Hammer or stockholders of Sledge, as applicable, from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by the other Party in response to any such Acquisition Proposal) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Section 7.4 Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that a Party may, without obtaining the other Parties’ consent (after, in the case of clauses (1) and (3) below, consulting with the other Party) (1) provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to its employees, (2) issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement and (3) make public announcements containing information consistent with any prior press releases or public statements made by the Parties. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Hammer and Sledge shall and shall cause the other Hammer Subsidiaries and the other Sledge Subsidiaries, respectively, and their respective Affiliates to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any material Contract (including those required to be listed in Section 4.18(a) of the Hammer Disclosure Letter or in Section 5.18(a) of the Sledge Disclosure Letter) to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement, other than in the case of each of clauses (i) through (v), with respect to registrations, filings, approvals, consents, authorizations or Orders, lawsuits or other legal proceedings, from or by any Governmental Authority or the expiration of any waiting periods, in each case relating to Antitrust Laws, which are the subject of Section 7.5(b) and Section 7.5(c).

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of Hammer and Sledge agrees to make any filings required to be made pursuant to the HSR Act or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar applicable Laws (collectively, “Antitrust Laws”) with respect to the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by such Governmental Authorities pursuant to any Antitrust Laws. The Parties shall use their reasonable best efforts to ensure that all such antitrust filings to be made shall be made in substantial compliance with the requirements of the applicable Antitrust Laws. In furtherance, and without limiting the generality, of the foregoing, the Parties shall use their reasonable best efforts to (i) cooperate with and assist each other in good faith to (A) determine, as promptly as reasonably practicable, which filings are required to be made pursuant to Antitrust Laws, (B) provide or cause to be provided as promptly as reasonably practicable to the other Party all necessary information and assistance as any Governmental Authority may from time to time require of such Party in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, Orders or expiration of waiting periods in relation to such filings or in connection with any other review or investigation of the Merger and the other transactions contemplated by this Agreement by a Governmental Authority pursuant to any Antitrust Laws and (C) provide or cause to be provided as promptly as reasonably practicable all assistance and cooperation to allow the other Party to prepare and submit any such filings or submissions required to be submitted under any Antitrust Laws, including providing to the other Party any information that the other Party may from time to time require for the purpose of any filing with, notification to, application with, or request for further information made by, any Governmental Authority in respect of any such filing and (ii) (A) cooperate with and assist each other in good faith to devise and implement a joint strategy for making such filings, including the timing thereof, and for obtaining any related antitrust, competition, fair trade or similar clearances, (B) consult in advance with the other Party and in good faith take the other Party’s views into account regarding the overall strategic direction of obtaining such antitrust, competition, fair trade or similar clearances and (C) consult with the other Party prior to taking any material substantive position in any written submissions or, to the extent practicable, in any discussions with Governmental Authorities with respect to such antitrust, competition, fair trade or similar clearances, including any position as to a Remedial Action. To the extent permitted by applicable Law, each Party shall permit the other Party to review and discuss in advance, and shall consider in good faith the views of the other Party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to the Governmental Authorities. No Party will independently participate in any formal meeting with any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate in such meeting. To the extent permitted by applicable Law, each Party shall keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement, including promptly notifying the other Party of any material communication it receives from any Governmental Authority relating to any review or investigation of the Merger and the other transactions contemplated by this Agreement under any Antitrust Laws. To the extent permitted by applicable Law, the Parties shall, and shall use their reasonable best efforts to cause their respective Affiliates to use their reasonable best efforts to, provide the other Parties with copies of all material correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereunder; provided, however, that materials may be redacted (1) to remove references concerning the valuation of Hammer and the Hammer Subsidiaries or Sledge and the Sledge Subsidiaries, as applicable; (2) as necessary to comply with any Contract or Laws; and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) Subject to the following sentence of this Section 7.5(c), Sledge and Hammer shall, and shall cause each of their respective Subsidiaries to, take any and all steps necessary to obtain approval of the Merger and the other transactions contemplated by this Agreement by any Governmental Authority under the Antitrust Laws, including taking all steps necessary to avoid or eliminate each and every legal impediment under any Antitrust Laws that may be asserted by any Governmental Authority so as to enable the Parties hereto to consummate the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, and in any event prior to the Outside Date, including proposing, negotiating, accepting, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, transfer, license, or other disposition of their Subsidiaries, assets, properties or businesses, the entrance into, or the amendment, modification or termination of, any Contracts or other arrangements, or business practices, and other remedies (each, a “Remedial Action”) in order to obtain such approvals and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Law in any suit or other action, arbitration, or litigation, which could otherwise have the effect of delaying beyond the Outside Date or preventing the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, neither Sledge nor Hammer nor any of their respective Subsidiaries or Affiliates shall be required to propose, negotiate, accept, commit to, or effect any Remedial Action, the effect of which would reasonably be expected to have a material adverse effect after the Closing on the combined businesses of Hammer and Sledge and their subsidiaries, taken as a whole, including the overall benefits expected, as of the date of this Agreement, to be derived by the Parties from the combination of Hammer and Sledge via the Merger and the transactions contemplated by this Agreement. In addition, Sledge and Hammer shall, and shall cause each of the Sledge Subsidiaries and the Hammer Subsidiaries, as applicable, to, defend through litigation on the merits so as to enable the parties to close the Merger and the other transactions contemplated hereby as promptly as reasonably practicable (and in any event prior to the Outside Date) any claim asserted in court or an administrative or other tribunal by any antitrust or competition Governmental Authority under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that could prevent or delay beyond the Outside Date the Closing from occurring; provided, however, that, for the avoidance of doubt, such litigation shall in no way limit the obligations of the parties to comply with their other obligations under the terms of this Section 7.5. Sledge and Hammer shall jointly direct and control any such litigation with counsel of their own choosing. In the event of any conflict between subsections (a), (b) or (c) of this Section 7.5, the provisions of this Section 7.5(c) shall, with respect to the matters addressed in this Section 7.5(c), supersede the provisions of subsections (a) and (b) of this Section 7.5.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, neither Hammer nor Sledge nor any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6 Notification of Certain Matters; Transaction Litigation.

(a) Hammer and its Representatives shall use reasonable best efforts to give prompt (but no later than one Business Day) notice to Sledge, and Sledge and its Representatives shall use reasonable best efforts to give prompt (but no later than one Business Day) notice to Hammer, of any notice or other communication received by such Party from any Governmental Authority (other than any antitrust or competition Governmental Authority, which shall be governed by Section 7.5) or NASDAQ or any other securities market in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent or approval of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b) Hammer and its Representatives shall use reasonable best efforts to give prompt notice to Sledge, and Sledge and its Representatives shall use reasonable best efforts to give prompt notice to Hammer, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would not be satisfied if the Closing Date were to be held on the date such representation or warranty became untrue or inaccurate, (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) a Sledge Material Adverse Effect or a Hammer Material Adverse Effect, as applicable, has occurred; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by Hammer, Sledge or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i), Section 9.1(d)(i) or Section 9.3(b)(i).

(c) Hammer and its Representatives shall give prompt (but no later than one Business Day) notice to Sledge, and Sledge and its Representatives shall give prompt notice to Hammer, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any Hammer Subsidiary or Sledge Subsidiary, respectively, or any of their respective directors or officers that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. Hammer and its Representatives shall give Sledge the opportunity to participate in the defense and settlement of any Action against Hammer and/or its Representatives relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without Sledge’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Sledge and its Representatives shall give Hammer the opportunity to participate in the defense and settlement of any Action against Sledge and/or its Representatives relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without Hammer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Hammer and Sledge agree to cooperate with each other with respect to the defense and settlement of any Action relating to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 7.7 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting or being limited by the provisions of Section 7.7(b), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Hammer shall, and shall cause the Surviving Entity to: (i) indemnify, defend and hold harmless each Indemnified Party against and from any reasonable costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action or threatened Action and any investigation, whether arising before or after the Effective Time, but only to the extent such Action or investigation arises out of or pertains to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of Sledge or any of the Sledge Subsidiaries; and (ii) pay in advance of the final disposition of any such Action the reasonable expenses (including reasonable attorneys’ fees, costs and expenses incurred by any

Indemnified Party in connection with enforcing any rights with respect to indemnification or advancement of expenses, but only to the extent, in the case of any Action to enforce rights to indemnification or advancement of expenses, that any Indemnified Party is successful, in whole or in part, in enforcing such Indemnified Party’s rights with respect to indemnification or advancement of expenses) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to Hammer’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Hammer or the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action or investigation, (ii) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable Order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to Hammer or the Surviving Entity the amount of all such expenses previously advanced pursuant hereto for which indemnification is prohibited by such final and non-appealable Order.

(b) Without limiting the foregoing, each of Hammer and the Surviving Entity agrees that all rights to exculpation of liabilities, indemnification and advancement of expenses existing as of the date hereof in favor of the current and former managers, directors, officers, partners, members, trustees, employees or agents of Sledge or any of the Sledge Subsidiaries (collectively, the “Indemnified Parties”) for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, as provided in (i) the Sledge Governing Documents or, if applicable, similar organizational documents or agreements of any Sledge Subsidiary and any of the Hammer Governing Documents with respect to any of the Indemnified Parties or arising out of any rights to exculpation of liabilities, indemnification obligations set forth in any Sledge Benefit Plan or (ii) any indemnification agreements of Sledge or any Sledge Subsidiary, all of which shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years after the Effective Time, Hammer shall, and shall cause the Surviving Entity to maintain in effect Sledge’s current directors’ and officers’ liability insurance covering each Person currently covered by Sledge’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as Sledge’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such Indemnified Parties than Sledge’s existing policies as of the date hereof or (ii) in consultation with Hammer, Sledge may obtain extended reporting period coverage under Sledge’s existing insurance programs (to be effective as of the Effective Time) for a period of six (6) years after the Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(c) in excess of 300% of the most recent annual premiums paid by Sledge for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(d) Hammer shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, costs and expenses that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

(e) The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Sledge, Hammer and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 7.8 Stock Exchange Listing. Hammer shall use its reasonable best efforts to cause the shares of Hammer Common Stock to be issued in connection with the Merger, to be approved for listing on the NASDAQ, subject to official notice of issuance, at the Effective Time.

Section 7.9 Voting of Shares. Sledge shall vote, or cause to be voted, all shares of Hammer Common Stock beneficially owned by it or any of the Sledge Subsidiaries as of the record date for the Hammer Stockholders Meeting, if any, in favor of approval of the issuance of shares of Hammer Common Stock in connection with the Merger and the Amended and Restated Hammer Charter. Hammer shall vote, or cause to be voted, all shares of Sledge Common Stock beneficially owned by it or any Hammer Subsidiary as of the record date for the Sledge Stockholders Meeting, if any, in favor of the approval of this Agreement and the Merger.

Section 7.10 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or any restrictions in the Hammer Charter or the Sledge Charter (“Charter Restrictions”) on the Merger and the other transactions contemplated by this Agreement. No Party shall take any action to exempt any Person (other than the other Parties or their respective Affiliates) from any Takeover Statute of any jurisdiction or the Charter Restrictions that may purport to be applicable to the Merger or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or the Charter Restrictions not to apply to any such Person.

Section 7.11 Tax Matters.

(a) Each Party shall deliver to each of Gibson, Dunn & Crutcher LLP and Alston & Bird LLP a tax representation letter, dated as of the Closing Date and signed by an officer of such Party, containing representations of such Party reasonably necessary or appropriate to enable each of Gibson, Dunn & Crutcher LLP and Alston & Bird LLP to render the tax opinions described in Section 8.2(e) and Section 8.3(e).

(b) Sledge and Hammer shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

(c) Each of Sledge and Hammer shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all U.S. federal, state, and local income Tax or other purposes.

(d) Neither Hammer nor Sledge shall take or omit to take any action, and neither party shall allow any of their respective Subsidiaries, including the Surviving Entity, to take or omit to take any action, if such action or failure to act would be reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Unless otherwise required by a “determination” within the meaning of Section 1313 of the Code, neither Hammer nor Sledge shall take, and neither party shall allow any of their respective Subsidiaries to take, any position on any Tax Return or for any Tax purpose that is inconsistent with the Merger qualifying as a “reorganization” within the meaning of Sections 368(a) of the Code.

Section 7.12 Financing Matters. Between the date hereof and the Closing, each of Hammer and Sledge shall, and shall cause their respective Subsidiaries and their respective officers, employees and advisors (including legal, financial and accounting advisors) to, use reasonable best efforts (a) to obtain all necessary waivers, consents, amendments or approvals with respect to their respective Contracts relating to Indebtedness, to the extent that the consummation of the transactions contemplated by this Agreement would result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, such Contracts relating to Indebtedness, (b) to refinance, renew or replace the Indebtedness under such Contracts on terms mutually agreeable to Hammer and Sledge, provided that the transactions contemplated by this Agreement would not result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, any Contract under which such Indebtedness is refinanced, renewed or replaced, or (c) to the extent that the waivers, consents, amendments or approvals contemplated by clause (a) are not obtained and such Indebtedness is not refinanced, renewed or replaced as contemplated by clause (b), to ensure that sufficient cash is available for the prompt payment in full of any Indebtedness under any such Contract and termination of any such Contract, in each case at or prior to the Closing Date.

Section 7.13 Section 16 Matters. Prior to the Effective Time, Hammer and Sledge shall take all such steps as may be required to cause any dispositions of Sledge Common Stock (including derivative securities with respect to Sledge Common Stock) or acquisitions of Hammer Common Stock resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Hammer or Sledge, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.14 Employee Matters.

(a) For the period commencing on the Effective Time and ending on December 31, 2018, Hammer will, or will cause Sledge to, provide employees of Sledge and the Sledge Subsidiaries as of the Effective Time with (i) base compensation no less favorable than those provided to each such employee immediately prior to the Effective Time, and (ii) employee benefits and bonus opportunities no less favorable in the aggregate than, in Hammer’s discretion, either those provided immediately prior to the Effective Time or those provided to similarly-situated employees of Hammer. Nothing contained in this Section 7.14 shall obligate Hammer to continue the employment of any employee of Sledge or of the Sledge Subsidiaries for any period of time after the Effective Time, and this Section 7.14 shall not be construed to limit the ability of Hammer to terminate the employment of any employee of Sledge or of the Sledge Subsidiaries following the Effective Time, provided any such termination shall be in accordance with applicable Law and any pre-existing contractual relationship.

(b) Subject to their obligations under applicable Law, Hammer will, and will cause the Hammer Subsidiaries (including the Surviving Entity and its subsidiaries) to, give credit under each employee plans, programs and arrangements to employees for all service prior to the Effective Time with Sledge or any Sledge Subsidiary for all purposes for which such service was taken into account or recognized by Sledge or any Sledge Subsidiary, but not to the extent crediting such service would result in duplication of benefits.

(c) With respect to any employee plan, program and arrangements providing employment benefits in which certain employees of Sledge or any Sledge Subsidiary becomes eligible to participate on or after the

Effective Time (“New Plans”), Hammer shall, and shall cause the Surviving Entity to, to the extent permitted by Law and to the extent permitted by the Hammer Benefit Plans, (i) (A) use its reasonable best efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under any New Plans, and (B) provide each such employee and his or her eligible dependents with credit for any co-payments or deductibles and out of pocket limits paid during the plan year in which participation under a New Plan (to the same extent that such credit was given under the analogous Sledge Benefit Plan prior to the Effective Time) commences in satisfying any applicable deductible or out-of-pocket requirements under any New Plans and (ii) recognize all service of each such employee with Sledge and each Sledge Subsidiary for all purposes, including eligibility to participate, vesting and benefit accrual (including, in order to calculate the amount of any paid time off and leave balance, vacation and sick days, severance and similar benefits), under any New Plan to the same extent that such service was taken into account under the analogous Sledge Benefit Plan prior to the Effective Time, but not to the extent crediting such service would result in duplication of benefits.

(d) This Agreement is not intended by the Parties to constitute a plan amendment to or create any obligation of the parties with respect to any Sledge Benefit Plan or Hammer Benefit Plan. The provisions of this Section 7.14 are solely for the benefit of the Parties, and no employees of Sledge or any Sledge Subsidiary (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 7.14 shall create such rights in any such persons.

ARTICLE 8

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Closing of the following conditions:

(a) Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the Hammer Disclosure Letter and Section 8.1(a) of the Sledge Disclosure Letter shall have been obtained.

(b) Antitrust Approvals. Any waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired, and any other antitrust, competition, investment, trade regulation or similar consents, authorizations, orders or approvals that are required under any other material Antitrust Law, the absence of which would prohibit the consummation of the Merger and the other transactions contemplated by this Agreement and are set forth in Section 8.1(b) of the Hammer Disclosure Letter and Section 8.1(b) of the Sledge Disclosure Letter, shall have been obtained or made or any applicable waiting period with respect thereof shall have expired or been terminated.

(c) Stockholder Approvals. The Hammer Stockholder Approval shall have been obtained in accordance with applicable Law and the Hammer Governing Documents. The Sledge Stockholder Approval shall have been obtained in accordance with applicable Law and the Sledge Governing Documents.

(d) No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting the consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(f) Stock Exchange Listing. The Hammer Common Stock to be issued in connection with the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 8.2 Conditions to Obligations of Sledge. The obligations of Sledge to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Sledge, at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Hammer and Merger Sub set forth in the Fundamental Representations (except Section 4.5(a) (Capital Structure)), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in Section 4.5(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (iii) each of the other representations and warranties of Hammer and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Hammer Material Adverse Effect qualifications set forth therein (other than in Section 4.7(c) or Section 4.18)), individually or in the aggregate, does not have and would not reasonably be expected to have a Hammer Material Adverse Effect.

(b) Performance of Covenants and Obligations of Hammer and Merger Sub. Hammer and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.

(c) Absence of Material Adverse Effect. On the Closing Date, no event, circumstance, change, effect, development or occurrence shall exist that has had or would reasonably be expected to have a Hammer Material Adverse Effect.

(d) Delivery of Certificate. Hammer shall have delivered to Sledge a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of Hammer, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) Section 368 Opinion. Sledge shall have received (i) a written opinion of Gibson, Dunn & Crutcher LLP, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Sledge Tax Opinion”), which opinion will be subject to customary exceptions, assumptions and qualifications, and (ii) a copy of the Hammer Tax Opinion. In rendering such opinion, Gibson, Dunn & Crutcher LLP may rely upon the tax representation letters described in Section 7.11.

Section 8.3 Conditions to Obligations of Hammer and Merger Sub. The obligations of Hammer and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Hammer at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Sledge set forth in the Fundamental Representations (except Section 5.5(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in Section 5.5(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (iii) each of the other representations and warranties of Sledge contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Sledge Material Adverse Effect qualifications set forth therein (other than in Section 5.7(c) or Section 5.18)), individually or in the aggregate, does not have and would not reasonably be expected to have a Sledge Material Adverse Effect.

(b) Performance of Covenants or Obligations of Sledge. Sledge shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.

(c) Absence of Material Adverse Effect. On the Closing Date, no event, circumstance, change, effect, development or occurrence shall exist that has had or would reasonably be expected to have a Sledge Material Adverse Effect.

(d) Delivery of Certificate. Sledge shall have delivered to Hammer a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of Sledge certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) Section 368 Opinion. Hammer shall have received (i) a written opinion of Alston & Bird LLP, tax counsel to Hammer, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Hammer Tax Opinion”), which opinion will be subject to customary exceptions, assumptions and qualifications, and (ii) a copy of the Sledge Tax Opinion. In rendering such opinion, Alston & Bird LLP may rely upon the tax representation letters described in Section 7.11.

ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding receipt of Hammer Stockholder Approval or Sledge Stockholder Approval (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of each of Sledge and Hammer;

(b) by either Sledge or Hammer:

(i) if the Merger shall not have occurred on or before 11:59 p.m. New York time on July 1, 2018; provided, that in the event that, as of July 1, 2018, all of the conditions to Closing set forth in Article 8 have been satisfied or waived (other than such conditions that by their nature are satisfied at the Closing) other than the conditions set forth in Section 8.1(b) or Section 8.1(d) (solely with respect to the matters addressed in Section 8.1(b)), the termination date may be extended from time to time by either Hammer or Sledge to a date no later than October 1, 2018 (such date, including any extension thereof, the “Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of Hammer, including the failure of Merger Sub) to perform or comply with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any Law or final and nonappealable Order shall have been enacted, entered, promulgated or shall have been enforced by any Governmental Authority which permanently prohibits, restrains, enjoins or makes illegal the consummation of the Merger and the transactions contemplated by this Agreement; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and in the case of Hammer, including the failure of Merger Sub) to perform any of its obligations, covenants or agreements under this Agreement; or

(iii) if either (A) the Hammer Stockholder Approval shall not have been obtained at the Hammer Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the issuance of shares of Hammer Common Stock in connection with the Merger and the Amended and Restated Hammer Charter was taken or (B) the Sledge Stockholder Approval shall not have been obtained at the Sledge Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger and this Agreement was taken; or

(c) by Sledge:

(i) if Hammer shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 (a “Hammer Terminating Breach”) and (B) such Hammer Terminating Breach is either incapable of being cured by Hammer by the Outside Date or, if capable of being cured, is not cured or waived by the earlier of (x) thirty (30) Business Days following written notice to Hammer by Sledge of such Hammer Terminating Breach, and (y) one (1) Business Day prior to the Outside Date; provided, that Sledge shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Sledge Terminating Breach shall have occurred and be continuing at the time Sledge delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii) prior to obtaining the Hammer Stockholder Approval, if Hammer or the Hammer Board (A) shall have effected an Adverse Recommendation Change or (B) shall have breached any of the provisions set forth in Section 7.3 in any material respect; or

(d) by Hammer:

(i) if Sledge shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 (a “Sledge Terminating Breach”) and (B) such Sledge Terminating Breach is either incapable of being cured by Sledge by the Outside Date or, if capable of being cured, is not cured or waived by the earlier of (x) thirty (30) Business Days following written notice to Sledge by Hammer of such Sledge Terminating Breach, and (y) one (1) Business Day prior to the Outside Date; provided, that Hammer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Hammer Terminating Breach shall have occurred and be continuing at the time Hammer delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii) prior to obtaining the Sledge Stockholder Approval, if Sledge or the Sledge Board (A) shall have effected an Adverse Recommendation Change or (B) shall have breached any of the provisions set forth in Section 7.3 in any material respect.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Sledge or Hammer and Merger Sub, except that the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.

Section 9.3 Fees and Expenses.

(a) All Expenses shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, provided that the Parties will share equally any filing fees relating to filings with Governmental Authorities (including any antitrust or competition Governmental Authority) as may be required to consummate the transactions contemplated by this Agreement.

(b) In the event that:

(i) (A) (x) this Agreement is terminated by Hammer or Sledge pursuant to Section 9.1(b)(i) or by Sledge pursuant to Section 9.1(c)(i), and after the date hereof and prior to such termination, a bona fide Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to the Hammer Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) this Agreement is terminated by Hammer or Sledge pursuant to Section 9.1(b)(iii), and prior to the Hammer Stockholders Meeting, an Acquisition Proposal with respect to Hammer has been publicly announced, disclosed or otherwise communicated the Hammer Board or to Hammer’s stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal (with, for purposes of this clause (B), all percentages included in the definition of “Acquisition Proposal” increased to 50%) with respect to Hammer is consummated or Hammer enters into a definitive agreement in respect of an Acquisition Proposal with respect to Hammer that is later consummated; or

(ii) this Agreement is terminated by Sledge pursuant to Section 9.1(c)(ii);

then, in any such event, Hammer shall pay to Sledge a termination fee equal to $30,000,000 less any amounts paid by Hammer to Sledge pursuant to Section 9.3(c) (the “Hammer Termination Fee”), it being understood that in no event shall Hammer be required to pay the Hammer Termination Fee on more than one occasion. Payment of the Hammer Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Sledge (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Hammer Termination Fee payable pursuant to Section 9.3(b)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Hammer Termination Fee payable pursuant to Section 9.3(b)(ii). Notwithstanding anything in this Agreement to the contrary, in the event that the Hammer Termination Fee becomes payable, then payment to Sledge of the Hammer Termination Fee, together with any amounts due under Section 9.3(f), shall be Sledge’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Hammer, the Hammer Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Hammer Released Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise; provided, however, that the foregoing shall not impair the rights of Sledge, if any, (x) to obtain injunctive relief and/or specific performance pursuant to Section 10.9 prior to any termination of this Agreement and (y) to seek a remedy for any pre-termination Willful Breach of this Agreement by Hammer or Merger Sub. Upon payment of such Hammer Termination Fee, no Hammer Released Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for any pre-termination Willful

Breach of this Agreement by Hammer and that the obligations under the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements) and Article 10 (General Provisions) of this Agreement shall survive.

(c) Hammer shall pay to Sledge its Expenses in an amount not to exceed $5,000,000, if this Agreement is terminated pursuant to Section 9.1(b)(iii)(A) (except if, prior to such termination, the Sledge Stockholder Approval was not obtained upon a vote taken thereon at the Sledge Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof). Any Expenses of Sledge due under this Section 9.3(c) shall be paid by wire transfer of same day funds to the account or accounts designated by Sledge no later than two (2) Business Days after Hammer’s receipt from Sledge of an itemized statement identifying such Expenses.

(d) In the event that:

(i) (A) (x) this Agreement is terminated by Hammer or Sledge pursuant to Section 9.1(b)(i) or Hammer pursuant to Section 9.1(d)(i), and after the date hereof and prior to such termination, a bona fide Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to the Sledge Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) this Agreement is terminated by Hammer or Sledge pursuant to Section 9.1(b)(iii), and prior to the Sledge Stockholders Meeting, an Acquisition Proposal with respect to Sledge has been publicly announced, disclosed or otherwise communicated to the Sledge Board or to Sledge’s stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal (with, for purposes of this clause (B), all percentages included in the definition of “Acquisition Proposal” increased to 50%) with respect to Sledge is consummated or Sledge enters into a definitive agreement in respect of an Acquisition Proposal with respect to Sledge that is later consummated; or

(ii) this Agreement is terminated by Hammer pursuant to Section 9.1(d)(ii);

then, in any such event, Sledge shall pay to Hammer a termination fee equal to $30,000,000 less any amounts paid by Sledge to Hammer pursuant to Section 9.3(e) (the “Sledge Termination Fee”), it being understood that in no event shall Sledge be required to pay the Sledge Termination Fee on more than one occasion. Payment of the Sledge Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Hammer (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Sledge Termination Fee payable pursuant to Section 9.3(d)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Sledge Termination Fee payable pursuant to Section 9.3(d)(ii). Notwithstanding anything in this Agreement to the contrary, in the event that the Sledge Termination Fee becomes payable, then payment to Hammer of the Sledge Termination Fee, together with any amounts due under Section 9.3(f), shall be Hammer’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Sledge, any of the Sledge Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Sledge Released Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damages suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise; provided, however, that the foregoing shall not impair the rights of Hammer, if any, (x) to obtain injunctive relief and/or specific performance pursuant to Section 10.9 prior to any termination of this Agreement and (y) to seek a remedy for any pre-termination Willful Breach of this Agreement by Sledge. Upon payment of such Sledge Termination Fee, no Sledge Released Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for any pre-termination Willful Breach of this Agreement by Sledge and that the obligations under the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements) and Article 10 (General Provisions) of this Agreement shall survive.

(e) Sledge shall pay to Hammer its Expenses in an amount not to exceed $5,000,000, if this Agreement is terminated pursuant to Section 9.1(b)(iii)(B) (except if, prior to such termination, the Hammer Stockholder Approval was not obtained upon a vote taken thereon at the Hammer Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof). Any Expenses of Hammer due under this Section 9.3(e) shall be paid by wire transfer of same day funds to the account or accounts designated by Hammer no later than two (2) Business Days after Sledge’s receipt from Hammer of an itemized statement identifying such Expenses.

(f) Each of Hammer and Sledge acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. If Hammer fails promptly to pay any amounts due pursuant to Section 9.3(b) or Section 9.3(c), or Sledge fails promptly to pay any amounts due pursuant to Section 9.3(d) or Section 9.3(e), and, in order to obtain such payment, the other Party commences a suit that results in a judgment for the amounts set forth in Section 9.3(b), Section 9.3(c), Section 9.3(d) or Section 9.3(e), as applicable, the Party that has failed to pay any such amounts shall pay to the other Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 9.3(b), Section 9.3(c), Section 9.3(d) or Section 9.3(e), as applicable, from the date of termination of this Agreement at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 9.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the Hammer Board and the Sledge Board, respectively, at any time before or after receipt of the Hammer Stockholder Approval or the Sledge Stockholder Approval and prior to the Effective Time; provided, that (a) after the Hammer Stockholder Approval has been obtained, there shall not be (x) any amendment of this Agreement that would require the further approval of the stockholders of Hammer under the DGCL, the Hammer Governing Documents or the rules of the NASDAQ without such further approval of such stockholders, or (y) any amendment or change not permitted under applicable Law and (b) after the Sledge Stockholder Approval has been obtained, there shall not be (x) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Sledge Common Stock, or which by applicable Law requires the further approval of the stockholders of Sledge without such further approval of such stockholders, or (y) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Hammer to:

LHC Group, Inc.

901 Hugh Wallis Rd South

Lafayette, LA 70508

Attn: Keith G. Myers

email: keith.myers@lhcgroup.com

with copies (which shall not constitute notice) to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

Attn: J. Mark Ray

email: mark.ray@alston.com

if to Sledge to:

Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, KY 40223

Attn: William B. Yarmuth

email: williamyarmuth@almostfamily.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn: Barbara L. Becker and Saee Muzumdar

email: bbecker@gibsondunn.com; smuzumdar@gibsondunn.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, Schedules, the Hammer Disclosure Letter and the Sledge Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Section 7.7 (which, from and after the Effective Time shall be for the benefit of the Indemnified Parties) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.6 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7 Governing Law; Venue.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any dispute arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any dispute except in such courts, (ii) agrees that any claim in respect of any such dispute may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute in any such court. Each of the parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective Representatives and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

LHC GROUP, INC.
By:	/s/ Joshua L. Proffitt
Name: Joshua L. Proffitt
Title: Executive Vice President and Chief Financial Officer
ALMOST FAMILY, INC.
By:	/s/ William B. Yarmuth
Name: William B. Yarmuth
Title: Chairman and Chief Executive Officer
HAMMER MERGER SUB, INC.
By:	/s/ Joshua L. Proffitt
Name: Joshua L. Proffitt
Title: Secretary and Treasurer

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT A

Amended and Restated Certificate of Incorporation of LHC Group, Inc.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LHC GROUP, INC.

LHC Group, Inc., a Delaware corporation, hereby certifies as follows:

1.	The name of the corporation is LHC Group, Inc. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on January 20, 2005 under the name LHC Group, Inc. and there have been no name changes since the date of incorporation.

2.	Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A amends and restates the provisions of the Certificate of Incorporation of the corporation. The Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of the corporation in accordance with Section 228, 242 and 245 of the Delaware General Corporation Law.

3.	The text of the Amended and Restated Certificate of Incorporation is attached hereto as Exhibit A and is hereby incorporated herein by reference.

[Signature on following page]

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IN WITNESS WHEREOF, LHC Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officers this [●] day of [●], 2018.

LHC Group, Inc.

By:
Name:
Title:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

LHC GROUP, INC.

A DELAWARE CORPORATION

ARTICLE I

The name of the corporation is LHC Group, Inc. (the “Corporation”).

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is sixty million (60,000,000), par value $0.01 per share, and the number of shares of Preferred Stock authorized to be issued is five million (5,000,000), par value $0.01 per share.

The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Certificate of Incorporation, to fix the designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.    Following the effective date of the Corporation’s registration statement filed pursuant to the Securities Act of 1933, as amended, and prepared in connection with the Corporation’s initial public offering (the “IPO Date”), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VI

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Following the IPO Date, the Board of Directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the Corporation’s first annual meeting of stockholders following the effectiveness of this Article, the directors first elected to Class II shall serve for a term ending on the Corporation’s second annual meeting of stockholders following the effectiveness of this Article and the directors first elected to Class III shall serve for a term ending on the Corporation’s third annual meeting of stockholders following the effectiveness of this Article. The foregoing notwithstanding, each director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal.

At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of such director’s current term, or such director’s prior death, resignation, retirement, disqualification or other removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to more than one class, the Board of Directors shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or

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which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VIII

The Board of Directors is expressly empowered to adopt, amend or repeal any or all of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

ARTICLE IX

In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of Article I, Article II, Article III and Article IV of this Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Incorporation not specified in the preceding sentence.

ARTICLE X

The incorporator of the corporation is Peter C. November, II, whose mailing address is Alston & Bird, LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309.

ARTICLE XI

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the person who shall serve as the initial director of the corporation until his successor is duly elected and qualified is Keith G. Myers, LHC Group, Inc., 420 West Pinhook Rd., Suite A, Lafayette, LA 70503.

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